UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COVIDIEN PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January     , 2014

Dear Shareholder,

You are cordially invited to attend the 2014 Annual General Meeting of Covidien plc, which will be held on Wednesday, March 19, 2014, at 10:30 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland. Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Covidien, I extend our appreciation for your continued support.

Yours sincerely,

José E. Almeida
Chairman, President and Chief Executive Officer

2014 Proxy Statement

COVIDIEN PUBLIC LIMITED COMPANY

Registered In Ireland – No. 466385

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 19, 2014

The 2014 Annual General Meeting of Covidien plc (“Covidien” or the “Company”), a company incorporated under the laws of Ireland, will be held on March 19, 2014, at 10:30 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland for the following purposes:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2015:

(a)	José E. Almeida	(e)	Christopher J. Coughlin	(i)	Stephen H. Rusckowski
(b)	Joy A. Amundson	(f)	Randall J. Hogan, III	(j)	Joseph A. Zaccagnino
(c)	Craig Arnold	(g)	Martin D. Madaus
(d)	Robert H. Brust	(h)	Dennis H. Reilley

2.	To approve, in a non-binding advisory vote, the appointment of Deloitte & Touche LLP as the independent auditors of the Company and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

4.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

5.	To determine the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)

6.	To renew the Directors’ existing authority to issue shares.

7.	To renew the Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution)

8.	To act on such other business as may properly come before the meeting or any adjournment thereof.

Proposals 1 through 4 and Proposal 6 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting. Proposals 5 and 7 are special resolutions, requiring the approval of not less than 75% of the votes cast. The foregoing items are more fully described in the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders. Shareholders as of January 9, 2014, the record date for the Annual General Meeting, are entitled to vote on these matters.

During the meeting, management will also present and the auditors will report to shareholders on Covidien’s Irish Statutory Accounts for the fiscal year ended September 27, 2013.

By Order of the Board of Directors,

John W. Kapples, Secretary

January     , 2014

Whether or not you expect to attend the annual general meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the annual general meeting may appoint one or more proxies, who need not be a shareholder(s) of Covidien plc. If you wish to appoint as proxy any person other than the individuals specified on the Company’s proxy card, please contact the company secretary at our registered office.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended September 27, 2013 and our Irish Statutory Accounts are available to shareholders of record at www.proxyvote.com. These materials are also available in the Investor Relations section of our website at www.covidien.com.

2014 Proxy Statement

GENERAL INFORMATION		1

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information		1

CORPORATE GOVERNANCE		6

Corporate Governance Guidelines		6
Independence of Nominees for Director		6
Director Nominations Process		7
Majority Vote for Election of Directors		9
Executive Sessions of the Board		9
Board Leadership Structure		9
Code of Ethics		10
Board Risk Oversight		10
Compensation Risk Assessment		10
Hedging and Pledging Policy		11
Transactions with Related Persons		11
Communications with the Board of Directors		11

BOARD OF DIRECTORS AND BOARD COMMITTEES		13

General		13
Board Committees		13
Compensation of Non-Employee Directors		15

COMPENSATION OF EXECUTIVE OFFICERS		18

Compensation Discussion and Analysis		18
Compensation Committee Report on Executive Compensation		36
Executive Compensation Tables		37

SECURITY OWNERSHIP AND REPORTING		51

Security Ownership of Management and Certain Beneficial Owners		52
Section 16(a) Beneficial Ownership Reporting Compliance		52

AUDIT AND AUDIT COMMITTEE MATTERS		53

Audit and Non-Audit Fees		53
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services		53
Audit Committee Report		54

PROPOSALS REQUIRING YOUR VOTE		55

Proposal 1:	Elect Directors	55

Proposal 2:	Approve, in a non-binding advisory vote, the appointment of the independent auditors and authorize, in a binding vote, the Audit Committee to set their remuneration	61

Proposal 3:	Approve, in a non-binding advisory vote, the compensation of the named executive officers	62

Proposal 4:	Authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares	63

Proposal 5:	Determine the price range at which the Company can reissue shares that it holds as treasury shares	64

Proposal 6:	Renew the Directors’ authority to issue shares	65

Proposal 7:	Renew the Directors’ authority to issue shares for cash without first offering shares to existing shareholders.	66

OTHER MATTERS		67

Presentation of Irish Statutory Accounts		67
Registered and Principal Executive Offices		67
Shareholder Proposals for the 2015 Annual General Meeting		67
United States Securities and Exchange Commission Reports		67
Delivery of Documents to Shareholders Sharing an Address		67
General		68

2014 Proxy Statement

COVIDIEN PLC

PROXY STATEMENT

GENERAL INFORMATION

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information

Why did I receive this Proxy Statement?

We are making this Proxy Statement available to you on or about January     , 2014 on the Internet, or by delivering printed versions to you by mail, because our Board of Directors is soliciting your proxy to vote at the Company’s 2014 Annual General Meeting on March 19, 2014. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Covidien.

This Proxy Statement and the following documents relating to the 2014 Annual General Meeting are available on our website at www.covidien.com/covidien/investor:

•    Our Internet Notice of Availability of Proxy Materials;

•    Our Annual Report to Shareholders, including our Annual Report on Form 10-K for the fiscal year ended September 27, 2013; and

•    Our Irish Statutory Accounts for the fiscal year ended September 27, 2013 and the reports of the Directors and auditors thereon.

How do I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail.

For shareholders who received a notice by mail about the Internet availability of proxy materials:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail:    You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual General Meeting and how many votes do I have?	If you owned ordinary shares of Covidien at the close of business on the record date, January 9, 2014, then you may vote at the Annual General Meeting by following the procedures outlined in this Proxy Statement. At the close of business on the record date, we had ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

1	2014 Proxy Statement

May I vote my shares in person at the Annual General Meeting?

Yes, you may vote your shares in person at the Annual General Meeting as follows.

If you are a shareholder of record and you wish to vote in person at the Annual General Meeting, you may do so. If you do not wish to attend yourself, you may also appoint a proxy or proxies to attend, speak and vote in your place. A proxy does not need to be a shareholder of Covidien. You are not precluded from attending, speaking or voting at the Annual General Meeting, even if you have completed a proxy form. To appoint a proxy other than the designated officers of the Company, please contact the Company Secretary at our registered office.

If you are a beneficial owner of shares and you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot.

Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What is the deadline for voting my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 5:00 p.m., United States Eastern Time, on March 18, 2014.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record.    If you hold ordinary shares and your name appears in the Register of Members of Covidien, you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name.    If your ordinary shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account.

Can I change my vote after I have submitted my proxy?

Yes. You have the right to revoke your proxy before it is voted at the Annual General Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date within the proxy voting deadlines described above by Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote in person at the meeting or file a written instrument with the Secretary of Covidien at least one hour prior to the start of the meeting requesting that your prior proxy be revoked.

2014 Proxy Statement	2

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record.    If you are a shareholder of record and you:

•   Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•   If you sign and return a proxy card without giving specific voting instructions,

then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to NYSE rules, the election of directors and the advisory vote on executive compensation are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What is the “quorum” requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Covidien’s shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•   are present and vote in person at the meeting;

•   have voted by Internet or by telephone; or

•   you have submitted a proxy card or voting instruction form by mail.

3	2014 Proxy Statement

Assuming there is a proper quorum of shares represented at the Annual General Meeting, how many shares are required to approve the proposals being voted upon at the Annual General Meeting?	The voting requirements for each of the proposals are as follows:
	Proposal	Vote Required
	1. Elect directors	Majority of votes cast
	2. Approve, in a non-binding advisory vote, the appointment of the independent auditors and authorize, in a binding vote, the Audit Committee of the Board to set the auditors’ remuneration	Majority of votes cast
	3. Approve, in a non-binding advisory vote, the compensation of the named executive officers	Majority of votes cast
	4. Authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares	Majority of votes cast
	5. Determine the price at which the Company can reissue shares held as treasury shares (Special Resolution)	75% of votes cast

	6. Renew the Directors’ authority to issues shares	Majority of votes cast
	7. Renew the Directors’ authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution)	75% of votes cast

How are abstentions and broker non-votes treated?	Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to delivery of our proxy materials over the Internet. As a result, we mailed to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. This notice of Internet availability of proxy materials also serves as a Notice of Meeting.

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?	The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information they need and, at the same time, assure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

2014 Proxy Statement	4

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website. Additionally, we mailed copies of the proxy materials to shareholders who previously requested to receive paper copies instead of the notice.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting.

Shareholders of Record.    For admission to the Annual General Meeting, shareholders of record should bring picture identification to the Registered Shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact the Company Secretary at our registered office prior to the meeting.

Beneficial Owners of Shares Held in Street Name.    Those who have beneficial ownership of ordinary shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they owned Covidien ordinary shares on January 9, 2014, the record date for the Annual General Meeting.

Registration will begin at 10:00 a.m., local time, and the Annual General Meeting will begin at 10:30 a.m., local time. For directions to the Annual General Meeting, please call us at +353 1 438-1700.

How will voting on any other business be conducted?

Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Who will pay the costs of soliciting the proxies?

We will pay the costs of soliciting proxies. Proxies may be solicited on behalf of Covidien by directors, officers or employees of Covidien in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in solicitation of proxies and have agreed to pay D. F. King $17,000, plus out-of-pocket expenses, for these services. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our ordinary shares.

5	2014 Proxy Statement

CORPORATE GOVERNANCE

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Covidien is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted governance guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the Board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	the role of an independent Lead Director;

•	Board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	Board access to management and independent advisors;

•	communication with directors;

•	Board and committee self-evaluations;

•	succession planning and management development reviews;

•	CEO performance reviews;

•	recoupment, or “claw-back”, of executive compensation;

•	ethics and conflicts of interest; and

•	policy on shareholder rights plans.

The governance guidelines are posted on our website at www.covidien.com.

Independence of Nominees for Director

As noted above, the governance guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Covidien. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Covidien;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Covidien;

2014 Proxy Statement	6

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the compensation committee of its Board an executive officer of Covidien (during the same period of time);

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Covidien, other than director and committee fees, in any twelve month period within the last three years;

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Covidien for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Covidien’s contributions, not including our matching of charitable contributions by employees, exceed, in any single year within the last three fiscal years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Covidien’s relationships with organizations with which our directors are affiliated and has determined that such relationships were established in the ordinary course of business. The Board has further determined that none of these current business relationships are material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors and each of the director nominees, other than José E. Almeida, our Chairman, President and Chief Executive Officer, satisfies the criteria and is independent. These independent directors are: Joy A. Amundson, Craig Arnold, Robert H. Brust, Christopher J. Coughlin, Randall J. Hogan, III, Martin D. Madaus, Dennis H. Reilley, Stephen H. Rusckowski and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

The Nominating and Governance Committee, in accordance with the Board’s governance guidelines, seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

7	2014 Proxy Statement

As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•

directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also monitors compliance by the members of the Board with the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Covidien) or, if the director is employed as CEO of a publicly traded company, no more than three public company boards of directors (including Covidien). No person may stand for election as a director after reaching age 72.

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Secretary at Covidien’s registered address, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

The recommendation must also include documentary evidence of ownership of Covidien ordinary shares if the shareholder is a beneficial owner, as well as the date the shares were acquired and the name and address of the shareholder, as required by the Company’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in the Company’s Proxy Statement for the 2015 Annual General Meeting, shareholder recommendations for director must be received by our Secretary no later than September 26, 2014. Once the Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ third-party search firms to assist in identifying candidates for director. All 10 of our nominees for director are current members of the Board. In evaluating candidates for director, the Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on its evaluation, the Nominating and Governance Committee recommended each of the nominees for election by the shareholders. More information regarding each director nominee’s qualifications can be found in Proposal 1 later in this Proxy Statement.

2014 Proxy Statement	8

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board and the position on the Board that would have been filled by such nominee will become vacant. Given that Irish law does not recognize the concept of a holdover director, incumbent directors who do not receive a majority of the votes cast at the Annual General Meeting are not re-elected to the Board, and, immediately following the Annual General Meeting, will no longer be members of the Board – no resignation is necessary or required.

Irish law requires a minimum of two directors at all times. Accordingly, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company’s Articles of Association, hold office until his or her successor shall be elected.

Executive Sessions of the Board

The independent directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions may include a discussion with the Chief Executive Officer.

Board Leadership Structure

From June 2007 through September 2008, the positions of Chairman of the Board and Chief Executive Officer were held by separate individuals, due in part to the fact that the Company was a newly independent stand-alone public company, no longer part of a conglomerate, and also to the fact that the Board was newly constituted and unfamiliar with the Chief Executive Officer. In September 2008, after the Company had completed one full fiscal year as an independent Company, the Board reassessed this structure. Based in part on the strong governance structure laid down by the non-executive Chairman, the Chief Executive Officer’s performance during the Company’s first full fiscal year as a stand-alone public company, the Board’s increasing familiarity and comfort with the Chief Executive Officer and the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. The Board appointed an Independent Lead Director and our Chief Executive Officer at the time, as the Chairman of the Board. Effective upon that Chairman’s retirement from the Board of Directors in March 2012, the Board, taking into consideration the demonstrated efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, appointed Mr. Almeida, our President and Chief Executive Officer, to serve as Chairman of the Board.

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In conjunction with the Lead Director, the Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, works with the Lead Director to provide an appropriate information flow to the Board and presides at meetings of the Board of Directors and shareholders. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Lead Director approves Board meeting agendas as well as the quality, quantity and timeliness of information sent to the Board, serves as the principal liaison between the Chairman of the Board and the independent directors and chairs an executive session of the independent directors at each regularly scheduled Board meeting. A more detailed description of the roles and responsibilities of the Chairman of the Board and of the Lead Director is set forth in our Corporate Governance Guidelines. Mr. Reilley currently serves as Lead Director.

9	2014 Proxy Statement

Code of Ethics

We have adopted the Covidien Guide to Business Conduct, which applies to all of our employees, officers and directors. The Guide to Business Conduct meets the requirements of a “code of ethics” as defined by SEC regulations and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees, as indicated above. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance.” We disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

Board Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s general counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Company’s Compliance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company’s legal and regulatory groups. In addition, in setting compensation, the Compensation and Human Resources Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As discussed below, the Compensation and Human Resources Committee recently conducted a compensation risk assessment. Finally, the Company’s Nominating and Governance Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Compensation Risk Assessment

At the Compensation and Human Resources Committee’s direction, representatives of the Company’s human resources and legal departments conducted a risk assessment of the Company’s compensation policies and practices during fiscal 2013. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Compensation and Human Resources Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls;

2014 Proxy Statement	10

•	our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	our share ownership guidelines;

•	our executive compensation recoupment policy;

•	our claw-back policy for equity awards; and

•	the ability of the Compensation and Human Resources Committee to reduce incentive payouts if deemed appropriate.

Hedging and Pledging Policy

The Company’s Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in purchases or sales of puts, calls, cashless collars, options or similar rights and obligations or engaging in any other hedging activity involving Covidien securities, other than the exercise of a Company-issued stock option. In fiscal 2013, the Insider Trading Policy was amended to prohibit directors and employees, including named executive officers, from engaging at any time in short sales of Covidien securities, purchasing Covidien securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan (unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).

Transactions with Related Persons

The Board’s Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving Covidien or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of Covidien’s shares, and their immediate family members. Our Board of Directors has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Covidien personnel in the legal and finance departments review transactions involving related persons. If they determine that a related person could have a material interest in such a transaction, the transaction is forwarded to the Nominating and Governance Committee for review. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify, rescind or take other action with respect to the transaction. The Nominating and Governance Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the availability of other sources of comparable products or services. The following transaction was considered and ratified by the Nominating and Governance Committee:

Bryan C. Hanson, one of our named executive officers, is Group President—Medical Devices & U.S. Mr. Hanson’s brother-in-law is employed by Covidien. In fiscal 2013, Mr. Hanson’s brother-in-law received total cash compensation of approximately $340,000 and equity awards consisting of 475 restricted stock units and options to purchase 2,159 ordinary shares. His compensation was commensurate with that of his peers.

Communications with the Board of Directors

The Board has established a process for interested parties to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you may reach the Board via e-mail at board.directors@covidien.com. A direct link to

11	2014 Proxy Statement

this e-mail address can be found on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance—Contact Covidien Board.” You may also submit communications in writing to a special address or by phone to a toll-free number that are published on our website at www.covidien.com under the heading “Contact Us—Ombudsman.” Inquiries may be submitted anonymously and confidentially.

All concerns and inquiries are received and reviewed promptly by our Ombudsman. Any concerns relating to accounting, internal controls or audit matters are reviewed with the Audit Committee. All concerns will be addressed by the Ombudsman, with assistance from the Office of the General Counsel as necessary, unless otherwise instructed by the Audit Committee or the Lead Director. The status of all outstanding concerns is summarized to the Audit Committee on a regular basis, and any concern that is determined to be either (1) an immediate threat to the Company or (2) concerns a senior Company official (any executive officer or any direct report to the CEO) is immediately communicated to the Chair of the Audit Committee. The Chair of the Audit Committee or the Lead Director may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Covidien Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

2014 Proxy Statement	12

BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors, which currently is comprised of 10 members. Directors are kept informed of our business through discussions with the Lead Director, the Chairman of the Board and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. During our 2013 fiscal year, the Board held eight meetings. All of our directors attended over 75% of the total of all meetings of the Board and the committees on which they served during their terms in office in fiscal 2013. Our Corporate Governance Guidelines provide that Board members are expected to attend each Annual General Meeting. Except for Mr. Rusckowski, who joined our Board in December 2013, all of our current Board members attended our 2013 Annual General Meeting.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a Compensation and Human Resources Committee, a Nominating and Governance Committee, a Compliance Committee and a Transactions Committee. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the Board. The committees report on their activities to the Board at each regular Board meeting.

The table below provides Board and committee membership information as of the date of this Proxy Statement.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Governance Committee	Compliance Committee	Transactions Committee
Non-Employee Directors
Joy A. Amundson				X
Craig Arnold	X
Robert H. Brust	X
Christopher J. Coughlin				Chair	X
Randall J. Hogan, III	Chair				X
Martin D. Madaus		X	X
Dennis H. Reilley(1)		Chair	X		Chair
Stephen H. Rusckowski		X
Joseph A. Zaccagnino			Chair	X	X
Employee Director
José E. Almeida(2)
Number of Meetings Held in Fiscal 2013	13	8	5	5	1

(1)	Lead Director.

(2)	Chairman of the Board.

13	2014 Proxy Statement

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with legal and certain regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are Craig Arnold, Robert H. Brust and Randall J. Hogan, III, each of whom is independent under SEC rules and NYSE listing standards applicable to audit committee members. Mr. Hogan is the Chair of the Audit Committee. The Board has determined that Mr. Brust and Mr. Hogan are audit committee financial experts. The Audit Committee held 13 meetings during fiscal 2013. The Audit Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the Board’s responsibilities relating to the compensation of our executives. The members of the Compensation and Human Resources Committee are Martin D. Madaus, Dennis H. Reilley and Stephen H. Rusckowski, each of whom is independent under NYSE listing standards. Mr. Reilley is the Chair of the Compensation and Human Resources Committee. The Compensation and Human Resources Committee held eight meetings during fiscal 2013. The Compensation and Human Resources Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting, developing and recommending to the Board a set of corporate governance guidelines, and taking a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer and the Company’s other senior executive officers, as well as the Company’s management development process. The members of the Nominating and Governance Committee are Martin D. Madaus, Dennis H. Reilley and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Zaccagnino is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee held five meetings during fiscal 2013. The Nominating and Governance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compliance Committee

The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company. The members of Compliance Committee are Joy A. Amundson, Christopher J. Coughlin and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Coughlin serves as the Chair of the Compliance Committee. The Compliance Committee held five meetings during fiscal 2013. The Compliance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Transactions Committee

The Transactions Committee was created by the Board of Directors to maximize the efficiency of the Board’s review and approval process relating to merger, acquisition and divestiture transactions. The members of Transactions Committee are Christopher J. Coughlin, Randall J. Hogan, Dennis H. Reilley and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Reilley serves as the Chair of the Transactions Committee. The Transactions Committee held one meeting during fiscal 2013.

2014 Proxy Statement	14

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors has approved a compensation structure for non-employee directors consisting of equity awards, an annual cash retainer and, for some positions, supplemental cash retainers.

Cash Retainers

Board Members. Each non-employee Director receives an annual cash retainer which is generally paid on a quarterly basis. Directors joining the Board other than on the first day of a quarter receive a cash retainer pro-rated for the number of days served during their initial quarter of service. During fiscal 2013, the annual cash retainer was $100,000.

Committee Chairs. The Chairs of the Nominating and Governance Committee and the Compliance Committee receive a supplemental annual cash retainer of $10,000. The Chair of the Compensation and Human Resources Committee receives a supplemental annual cash retainer of $15,000. The supplemental annual cash retainer for the Chair of the Audit Committee was increased from $15,000 to $20,000 in July 2013.

Committee Members. Each member of the Audit Committee (including the Chair) and each member of the Compensation and Human Resources Committee (including the Chair) also receives a supplemental annual cash retainer of $5,000.

Lead Director. The supplemental annual cash retainer for the Lead Director was increased from $25,000 to $35,000 in July 2013.

Equity Awards

Restricted Units. At the time of our 2013 Annual General Meeting, each non-employee director received an annual grant of restricted units with a value of $145,000. In July 2013, the annual grant value was increased by $15,000 to $160,000 and each director received a grant of restricted units with a value of $15,000. The fiscal 2013 awards vest on the date of the Company’s 2014 Annual General Meeting. Restricted units also accrue dividend equivalent units until the restricted units vest and shares are issued. Going forward, we expect that each non-employee director will receive an annual grant of restricted stock units on or around the date of each Annual General Meeting.

Other

Pursuant to Covidien’s Matching Gift Program, the Company matches employee contributions to charitable organizations up to $10,000 and director contributions to charitable organizations up to $25,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board, Board committee, and shareholder meetings and are also permitted to use the corporate aircraft to travel to and from such meetings.

Director Share Retention and Ownership Guidelines

As set forth in our Corporate Governance Guidelines, all non-employee directors are required to hold Covidien shares with a value equal to five times (5x) the annual cash retainer. To achieve the required ownership threshold, Directors are required to hold all shares (net of any shares withheld for taxes) resulting from the vesting of annual equity awards. In determining a director’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting and their accompanying dividend equivalent units are included. Shares underlying unexercised stock options are not included in the calculation. Each of our directors has holdings in excess of this requirement, with the exception of Messrs. Madaus and Rusckowski. Dr. Madaus, who joined our Board in December 2011, is well on his way to achieving the target holding. Mr. Rusckowski joined our Board on December 1, 2013.

15	2014 Proxy Statement

The following table provides information concerning the compensation paid to our non-employee directors for service on our Board during the fiscal year ended September 27, 2013. Compensation for José E. Almeida, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 37. Mr. Almeida receives no compensation for his services as a director.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Other Compensation(2) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)

Joy A. Amundson	$103,750(3)	$160,011	$22,500	$286,261

Craig Arnold	$105,000(4)	$160,011	—	$265,011

Robert H. Brust	$116,250(5)	$160,011	—	$276,261

John M. Connors, Jr.	$105,000(6)	$160,011	$25,000	$290,011

Christopher J. Coughlin	$110,000(7)	$160,011	$25,000	$295,011

Timothy M. Donahue	$72,500(8)	$160,011	$25,000	$257,511

Randall J. Hogan, III	$110,000(9)	$160,011	—	$270,011

Martin D. Madaus	$102,500(10)	$160,011	$25,000	$287,511

Dennis H. Reilley	$127,500(11)	$160,011	—	$287,511

Joseph A. Zaccagnino	$110,000(12)	$160,011	$25,000	$295,011

(1)

The amounts in column (c) reflect the aggregate grant date fair value of restricted units granted in fiscal 2013, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. As of September 27, 2013, each current director listed in the table above had 2,693 restricted units (including dividend equivalent units) outstanding. As of September 27, 2013, each current director listed in the table above, other than Dr. Madaus and Ms. Amundson, held options to purchase 10,951 ordinary shares received as compensation for serving on our board during 2007, our first year as an independent public company. No stock options were granted to non-employee directors in fiscal 2013.

(2)

Reflects Company match, up to $25,000, of directors’ charitable contributions pursuant to Covidien’s Matching Gift Program or, in the case of Mr. Connors, a charitable contribution made by the Company to recognize Mr. Connors’ retirement from our Board of Directors.

(3)	Includes annual retainer and, for three quarters, the Audit Committee member retainer.

(4)	Includes annual retainer and Audit Committee member retainer.

(5)	Includes annual retainer, Audit Committee member retainer and, for three quarters, the Audit Committee Chair retainer.

(6)	Includes annual retainer and Compensation and Human Resources Committee member retainer. Mr. Connors retired from our Board, effective September 27, 2013.

(7)	Includes annual retainer and Compliance Committee Chair retainer.

(8)	Includes, for two quarters, the annual retainer, Compensation and Human Resources Committee Chair retainer, Compensation and Human Resources Committee member retainer and Lead Director retainer.

2014 Proxy Statement	16

Mr. Donahue retired from our Board, effective March 20, 2013 following our 2013 Annual General Meeting.

(9)	Includes annual retainer, Audit Committee member retainer and, for one quarter, the Audit Committee Chair retainer.

(10)	Includes annual retainer and, for two quarters, the Compensation and Human Resources Committee member retainer.

(11)	Includes annual retainer, Compensation and Human Resources Committee member retainer and, for two quarters, the Compensation and Human Resources Committee Chair retainer and Lead Director retainer.

(12)	Includes annual retainer and Nominating and Governance Committee Chair retainer.

17	2014 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) relates to each named executive officer identified in the Summary Compensation Table on page 37 of this Proxy Statement.

Executive Summary

The Compensation and Human Resources Committee (the “Compensation Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Compensation Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of performance share units (“PSUs”) which are tied to relative total shareholder return performance, stock options and restricted stock units. Our executive compensation programs have played a significant role in our ability to attract and retain the experienced, successful executive team that drives our financial results over time.

Company Performance and Executive Compensation in 2013

Despite a challenging market environment and unfavorable foreign exchange rates, the Company finished fiscal 2013 with another solid operating performance.

•	Net sales increased 4% on a reported basis in fiscal 2013, as the negative impact of foreign exchange rates reduced the sales growth rate by two percentage points.

•	Operating income increased 2% in fiscal 2013.

•

The Company generated strong cash flow and again returned a substantial portion of free cash flow to shareholders. Following two years of returning more than 70% of free cash flow to shareholders, more than 100% was returned in fiscal 2013. We define free cash flow as cash provided by operating activities minus capital expenditures.

•

The Company made significant investments in selling and marketing, as well as a notable increase in research and development, to enable its future growth. Emerging markets continued to be a key focus area, as overall sales grew 17% in fiscal 2013, led by an even stronger increase of 26% in the BRIC (Brazil, Russia, India, China) countries.

Our positive financial results for fiscal 2013 directly affected our named executive officers’ compensation. The Company was at 90% or above for all three Company-wide fiscal 2013 annual incentive plan performance targets, resulting in payouts under the 2013 annual incentive plan to our corporate-level named executive officers at 101% of target performance level. In addition, PSUs vesting at the end of fiscal 2013 were paid out at two times the target award, which reflect the Company’s fiscal 2011-2013 total shareholder return in the top quartile of peer group performance for that same period. Other financial and operating highlights include the following:

•	The Company increased its dividend by 23%, the fifth consecutive double-digit annual increase, and confirmed its plan to further increase the dividend payout ratio over time.

•	The Company successfully completed the previously announced spinoff of its Pharmaceuticals business and made several strategic acquisitions in fast-growing, high margin product categories.

•

Maintaining its focus on innovation, the Company launched more than 30 new products across the business and announced an enhanced go-to-market strategy which will be implemented beginning in fiscal 2014.

2014 Proxy Statement	18

Consideration of Say-on-Pay Results and Other Key Executive Compensation Program Actions for 2013

In making its decisions regarding named executive officer compensation, the Compensation Committee considers the results of the management say-on-pay proposal which is presented to shareholders for approval annually. After considering the strong support the proposal received (the say-on-pay proposal received support of over 94% of the votes cast in both 2012 and 2011) as well as the Committee’s view of the value of consistency from year to year in both our approach to compensation and the selection of balanced elements of compensation, the Committee concluded that no changes to the elements of compensation for our named executive officers from fiscal 2012 to fiscal 2013 were necessary. However, the Compensation Committee did take a number of significant actions, described below, consistent with our executive compensation philosophy. As a result, our compensation policies and decisions, explained in detail in this CD&A, continue to be focused on long-term financial performance to drive shareholder value.

Action Taken	Reason for Action
Eliminated tax assistance (gross up) for the Chief Executive Officer under the Company’s Change in Control Severance Plan for Certain U.S. Officers and Executives. (Tax gross-ups were eliminated for all other executive officers effective October 2011.)	To enhance our practices of paying for performance and minimizing the use of perquisites and align with other executive officers.
Reviewed and approved the conclusions of a compensation risk assessment conducted by management, as discussed in the section entitled “Compensation Risk Assessment”, beginning on page 10 of this Proxy Statement.	To support our core principles of balancing all reward elements and setting effective performance targets.
Amended the Company’s Insider Trading Policy to prohibit short sales and pledging of Company shares. *	To continue to align executives’ interests with those of shareholders
Assessed the Company’s PSU peer group in light of the anticipated June 2013 spin-off of the Company’s Pharmaceuticals business and deleted two pharmaceuticals companies from the PSU peer group for fiscal 2013 awards.	To reflect the fact that the Company would no longer have a Pharmaceuticals business, as of the end of the third quarter of fiscal 2013.

*	Board action

Executive Compensation Governance Structure

The Company is committed to integrity and the highest standards of ethical conduct. The following aspects of the Company’s compensation program reinforce that commitment and illustrate our commitment to good governance:

•	more than 75% of target total direct compensation for named executive officers is performance-based (annual incentive bonus, PSUs and stock options);

•

share ownership guidelines to promote long-term ownership, long-term shareholder perspective and responsible practices, with our Chief Executive Officer being required to hold company equity valued at 5 times his base salary;

•	executive incentive compensation recoupment (claw-back) policy to promote accountability;

•	forfeiture of awards and recoupment of profits realized on equity awards in the event of a termination of employment for cause;

•	cap on annual and long-term incentive award payouts to limit windfalls; and

•	no tax assistance (gross-ups) under the Change in Control Severance Plan.

19	2014 Proxy Statement

2013 Compensation Elements and Decisions

When setting compensation for named executive officers, the Compensation Committee focuses on total direct compensation. Total direct compensation includes three major components – base salary, annual incentive compensation and long-term equity incentive awards – all of which are designed to work together to drive a complementary set of behaviors and outcomes.

•	Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

•

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.

•

Long-term equity incentive awards. Long-term incentive compensation generally consists of grants of PSUs, stock options and time-vesting restricted stock units. Long-term incentive compensation is designed to (i) align the interests of named executive officers with the interests of our shareholders in long-term growth and stock performance and reward executives for shareholder value creation, (ii) recognize executives for their contributions to the Company, (iii) highlight the strategic significance of each named executive officer’s role and (iv) promote retention.

In addition to receiving direct compensation, named executive officers also participate in various employee benefit programs, as described in this CD&A on page 29, which programs are generally the same as those provided to the Company’s broad-based employee population.

As described in this CD&A under “How We Determine Compensation—Key Considerations in Determining Compensation,” two of the core principles of the Company’s compensation philosophy are that compensation should support effective governance, and that compensation should be viewed from a total direct compensation perspective, considering each direct compensation element with a view to the aggregate value and effect of all other direct compensation elements. Accordingly, in setting compensation, the Compensation Committee considers whether the direct compensation elements, individually and in the aggregate, create incentives that encourage behavior consistent with the overall interests of the Company.

In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short- and long-term compensation. We believe that making a significant portion of our named executive officers’ compensation variable and long-term supports our pay-for-performance executive compensation philosophy while also mitigating potential excessive risk-taking behavior.

The following charts illustrate, for fiscal 2013, the distribution of value among the three elements of direct compensation—base salary, target annual incentive awards and long-term equity incentives—for our Chief Executive Officer and for the other named executive officers. (The long-term equity incentive component is based on the dollar value awarded by the Compensation Committee before conversion to the various forms of equity awards—see the “Long-Term Incentive Awards” section of this CD&A.) Of target total direct

2014 Proxy Statement	20

compensation, 88% of our CEO’s and 77% of the other named executive officers’ was variable, either because it is subject to performance goals, the fluctuations of our stock price, or both.

Elements of Compensation

Base Salary

Base salary, which represents only 12% of our Chief Executive Officer’s target total direct compensation and 23% of target total direct compensation for the other named executive officers, is paid in order to provide a fixed component of compensation for the named executive officers. Each named executive officer’s base salary is designed to be competitive with comparable positions in our peer group companies and market data, generally targeting the market median, with high performers and/or specialized talent receiving above the 50th percentile. The components of market data are described in the “How We Determine Compensation—Peer Group Reviews and Market Data” section of this CD&A. Actual compensation may be above or below market median based on a variety of factors, including the complexity and unique challenges of the position and the individual skills, experience, background and performance of the executive. In setting base salaries for named executive officers for calendar year 2013, the Compensation Committee reviewed, among other things, a summary prepared by its independent compensation consultant, Steven Hall & Partners, which detailed each named executive officer’s 2012 base salary and total cash compensation as well as proposed 2013 base salary and target cash compensation compared to 2013 market data. The Compensation Committee approved base salary increases, which became effective December 31, 2012, as follows:

Executive Officer	2012 Base Salary(1)	2013 Base Salary(1)	% Change
José E. Almeida	$1,175,000	$1,225,000	4.25%
Charles J. Dockendorff	$772,200	$787,600	2.0%
John H. Masterson	$568,400	$585,500	3.0%
Bryan C. Hanson	$540,800	$562,400	4.0%
Peter L. Wehrly	$540,800	$562,400	4.0%

(1)	The Compensation Committee sets base salaries on a calendar year basis. Accordingly, the base salary amounts noted in this table, which represent calendar year base salaries, differ from the base salary amounts set forth in the Summary Compensation Table because the Summary Compensation Table reports amounts actually earned during our fiscal year, from September 29, 2012 to September 27, 2013.

In setting Mr. Almeida’s compensation when he was named President and Chief Executive Officer in fiscal 2011, the Compensation Committee considered, among other things, the compensation of Chief Executive

21	2014 Proxy Statement

Officers of peer companies, the compensation of the Company’s then President and Chief Executive Officer and the business experience of Mr. Almeida. For his initial year as President and Chief Executive Officer, the Compensation Committee established Mr. Almeida’s compensation at the 35th percentile of compensation paid to Chief Executive Officers of our peer companies to allow for increases in his compensation as he developed as Chief Executive Officer. Mr. Almeida’s base salary for calendar 2012 was increased to just under the 50th percentile of the market for 2012. Based on Mr. Almeida’s positive performance evaluation, the Company’s continued profitability, a review of total direct compensation and a comparison to market data, the Committee determined that Mr. Almeida’s base salary for calendar 2013 should be increased by 4.25%, which resulted in his base salary remaining just under the 50th percentile of market for 2013.

The salary increases for Messrs. Dockendorff, Masterson, Hanson and Wehrly were based on a consideration of individual performance, assessment of the value of the individual to the Company, a review of total direct compensation, internal equity considerations and a comparison to market data as discussed in the “How We Determine Compensation” section of this CD&A. Following the annual base salary increases for 2013, Messrs. Hanson and Wehrly were approximately at the 50th percentile of base salary compensation paid to executives in comparable positions, based on market data, while Messrs. Dockendorff and Masterson were above and at the 75th percentile, respectively. Messrs. Masterson and Dockendorff received salary increases in recognition of their consistently high performance and long-term contributions to the Company as well as the key role each played during fiscal 2012 in furthering a number of the Company’s most important strategic initiatives. Mr. Dockendorff led a number of initiatives which resulted in improved gross margin performance, strong cash flow and double-digit earnings per share growth. Mr. Masterson, among other things, successfully managed the Company’s risk profile and enhanced the Company’s stringent compliance program, implementing several industry-leading policies. In addition, Messrs. Dockendorff and Masterson each received the highest possible performance rating in recognition of their successes during the year. Given that Mr. Dockendorff was moderately above and Mr. Masterson was at the 75th percentile for base salaries, the Compensation Committee increased their base salaries by only 2% and 3%, respectively, for fiscal 2013, versus the 4% increases for the other named executive officers.

Annual Incentive Compensation

Annual incentive compensation supports the Compensation Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our annual incentive plan, which is an element of our Stock and Incentive Plan, employees are eligible for cash awards based on the Company’s attainment of pre-established performance metrics. Consistent with its past practice, the Compensation Committee structured the 2013 annual incentive plan as follows:

•

At the beginning of the fiscal year, the Compensation Committee established performance measures and goals, which included the financial and strategic metrics being assessed, performance targets for each metric, including threshold annual performance requirements to earn an award, and maximum performance scores.

•

Also at the beginning of the fiscal year, the Compensation Committee set individual target awards for each executive, expressed as a percentage of base salary, based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and market data.

•

After the close of the fiscal year, the Compensation Committee received a report from management regarding Company and business unit performance against the pre-established performance goals. Awards were based on each named executive officer’s individual award target percentage and the overall Company and/or individual business unit’s performance relative to the specific performance goal, as certified by the Compensation Committee.

Setting Annual Performance Metrics. The Compensation Committee sets the performance metrics as well as the performance targets for each metric. There are two primary classifications of performance metrics utilized in

2014 Proxy Statement	22

the annual incentive plan, Core Financial Metrics and Strategic Focus Metrics. Each performance metric represents part of the total award calculation, with the Core Financial Metrics accounting for, in the aggregate, 70% of the performance score and the Strategic Focus Metrics accounting for, in the aggregate, 30% of the performance score. The weight of each element of the Core Financial Metrics and Strategic Focus Metrics is shown in the “Fiscal 2013 Annual incentive Plan Results” table below.

•

Core Financial Metrics. For the fiscal 2013 annual incentive plan, the Core Financial Metrics applicable to Messrs. Almeida, Dockendorff and Masterson, all of whom served as executive officers at the corporate level, were based on Company sales growth and Company net income. The Core Financial Metrics applicable to Mr. Hanson, who ran our Surgical Solutions group during fiscal 2013, were sales growth and operating income for Surgical Solutions. The Core Financial Metrics applicable to Mr. Wehrly, who ran our Respiratory & Monitoring Solutions, Vascular Therapies and Developed Markets businesses during fiscal 2013, were sales growth and operating income for Respiratory & Monitoring Solutions, Vascular Therapies and Developed Markets. The Compensation Committee chose to keep sales growth and net/operating income as performance measures because they are important drivers of shareholder value and are key metrics in the Company’s strategic plan.

•

Strategic Focus Metrics. For fiscal 2013, the Strategic Focus Metric applicable to Messrs. Almeida, Dockendorff and Masterson was based on Company cash flow. For fiscal 2013, the Compensation Committee expanded the use of Company cash flow as a Strategic Focus Metric to drive focus and accountability on this key strategic priority of the Company by including it among the Strategic Focus Metrics applicable to Messrs. Hanson and Wehrly, together with gross margin for their respective business units. The Compensation Committee used business unit gross margin as a performance measure in order to focus on profit without encouraging undue risk and to incent performance on a more granular level.

Establishing Minimum Performance Goals. In addition to setting the performance metrics, at the beginning of the fiscal year the Compensation Committee also established threshold, target and maximum performance requirements for each named executive officer. For fiscal 2013, the threshold performance requirement established for at least one of the Core Financial Metrics applicable to each named executive officer had to be achieved in order for any payout to be made to the executive under the annual incentive plan. If the maximum performance requirement for a metric applicable to a named executive officer is exceeded, any payout associated with that metric is capped at the maximum performance level. For fiscal 2013, the Company exceeded the minimum performance levels at the applicable Company and business unit levels.

For the Core Financial Metrics and the Strategic Focus Metrics, thresholds and maximums for fiscal 2013 were as follows:

Performance Metric	Threshold	Maximum
Sales Growth (Company and Business Units)	2.0 percentage points below target	2.0 percentage points above target
Net Income (Company)	95% of target	105% of target
Cash Flow (Company)	90% of target	110% of target
Operating Income (Business Units)	95% of target	110% of target
Gross Margin (Business Units)	2.0 percentage points below target	2.0 percentage points above target

23	2014 Proxy Statement

Establishing Individual Target Awards. In setting individual target awards for fiscal 2013, the Compensation Committee reviewed, for each named executive officer, the individual target awards applicable in fiscal 2012, the total cash compensation established for fiscal 2012 and the projected cash compensation for fiscal 2013, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Following this review, and in light of peer group data and the overall compensation of each named executive officer, the Compensation Committee determined to maintain the individual target awards at the same level as fiscal 2012: 130% of base salary for Mr. Almeida, 85% for Mr. Dockendorff, and 80% for each of the other named executive officers. These individual target award levels placed the named executives’ target annual incentive at approximately comparable percentiles as their base salaries relative to peer group positions. Threshold award payments are 50% of target, and maximum award payments are 200% of target amounts.

Calculating Performance Scores. In calculating the annual incentive plan results, if the applicable threshold for at least one Core Financial Metric is met, then a performance multiplier for each performance metric is determined and the overall performance score is calculated. For each performance metric (whether a Core Financial Metric or a Strategic Focus Metric), the performance multiplier would be 0 if performance is below threshold, 0.5x if performance is at threshold, 1x if performance is at target and 2x if performance is at or above the maximum performance level. The performance multiplier for performance between threshold and maximum is determined by linear interpolation. The performance multiplier for each performance metric is multiplied by the weighting percentage to obtain a performance score for that metric. The performance scores for each metric are added together for an overall performance score. That overall performance score is then multiplied by the applicable executive officer’s individual target award to arrive at his actual payment amount.

The table below summarizes the performance metrics, weighting, targets, actual results and the resulting performance multipliers and scores that determined the fiscal 2013 annual incentive awards for our named executive officers. The actual award payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus amounts are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Fiscal 2013 Grants of Plan-Based Awards Table.

2014 Proxy Statement	24

Fiscal 2013 Annual Incentive Plan Results

Executive Officer	Performance Metrics		Weight	Performance Target(1)		Performance Results(3)		Performance Multiplier	Performance Score
				(dollars in millions)
José E. Almeida Charles J. Dockendorff John H. Masterson	Core Financial Metrics (70%)	Net Income (Company)	35%	$2,116		$2,128		1.117x	39%
		Sales Growth (Company)	35%	6.5%		6.1%		.914x	32%
	Strategic Focus Metrics (30%)	Cash Flow (Company)	30%	$1,995		$1,991		.991x	30%
Performance Score Total									101%
Bryan C. Hanson	Core Financial Metrics (70%)	Operating Income (Business Unit)	35%	—	(2)	—	(2)	1.498x	52%
		Sales Growth (Business Unit)	35%	—	(2)	—	(2)	1.204x	42%
	Strategic Focus Metrics (30%)	Cash Flow (Company)	15%	$1,995		$1,991		.991x	15%
		Gross Margin (Business Unit)	15%	—	(2)	—	(2)	1.375x	21%
Performance Score Total									130%
Peter L. Wehrly	Core Financial Metrics (70%)	Operating Income (Business Unit)	35%	$1,343		$1,372		1.221x	42%
		Sales Growth (Business Unit)	35%	8.6%		7.4%		.703x	25%
	Strategic Focus Metrics (30%)	Cash Flow (Company)	15%	$1,995		$1,991		.991x	15%
		Gross Margin (Business Unit)	15%	68.1%		67.5%		.845x	13%
Performance Score Total									95%

(1)	The performance metrics established for compensation purposes include non-GAAP financial measures which exclude the effects of potential special or non-operating items which the Compensation Committee believes may mask the underlying operating results and/or business trends of the Company or business unit, as applicable. The categories of these potential extraordinary items are specified at the beginning of the fiscal year when the performance measure is approved and, for the 2013 annual incentive plan, included certain restructuring charges, revenue adjustments related to businesses exited or sold, acquisitions, goodwill or other intangible asset impairment charges, shareholder and other litigation charges and certain legacy tax matters.

For the 2013 annual incentive plan, the performance targets were calculated as follows:

•

Sales growth is the total change in net trade sales for fiscal year 2013 in US dollars, calculated using fiscal 2012 foreign exchange rates, divided by fiscal year 2012 net trade sales in order to eliminate the effect of currency fluctuations.

•	Net income is a non-GAAP financial measure which excludes the items noted above.

•

Operating income is the operating income of the applicable business unit, calculated using the foreign exchange rate applied in setting the business unit’s annual operating plan in order to eliminate the effect of currency fluctuations.

•	Cash flow means free cash flow, which is net cash provided by operating activities minus capital expenditures.

25	2014 Proxy Statement

•

Gross margin is gross margin dollars divided by net sales dollars, where gross margin dollars is calculated by adjusting sales primarily for product costs, variances in plant, freight costs, royalties, warehousing, inventory adjustments and exchange rate fluctuations.

(2)	The business unit financial goals were set at levels consistent with and necessary to achieve the Company-wide financial performance goals reflected in this table and thus reflect a similar degree of difficulty as the Company-wide criteria. Because we do not provide business unit level guidance, we are not disclosing these competitively sensitive goals.

(3)	At the end of the third quarter of fiscal 2013, the Company spun-off its Pharmaceuticals business. To conform with the performance target numbers, which include the Company’s Pharmaceuticals business for the full fiscal year because of the inability to predict when the spin-off would be completed, the Company performance results have been calculated including forecasted fourth quarter results for the Company’s Pharmaceuticals business, based on forecasts approved by the Compensation Committee in November 2012 at the time targets were set.

Long-Term Incentive Awards

Plan Structure

The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance. Recognizing that long-term incentives are generally the most significant element of total remuneration at the senior level and also acknowledging that long-term incentives are a crucial part of the total direct compensation package that the Company offers, for fiscal 2012, the Compensation Committee, with input from its consultant, Steven Hall & Partners, conducted an in-depth review of the Company’s long-term incentive structure.

The Compensation Committee examined a number of potential long-term incentive vehicles for equity grants, considering the pros and cons of each. The Compensation Committee also considered the proportion of long-term incentive value to be allocated to vehicles with service-based vesting versus vehicles with performance-based vesting. Based on this evaluation, the Compensation Committee determined that the long-term incentive vehicles of PSUs, stock options and restricted stock units continued to serve the Company well. To emphasize the Company’s pay-for-performance philosophy, the Compensation Committee did, however, deem it appropriate to increase the proportion of long-term incentive value allocated to PSUs from 25% to 40% for fiscal 2012. For fiscal 2013, the Compensation Committee revisited the long-term incentive structure and determined that the changes made in the prior fiscal year continue to be effective.

As in fiscal 2012, the dollar value awarded to each named executive officer for fiscal 2013 grants was allocated between the long-term incentive vehicles as follows:

•	40% of the dollar value was allocated to PSUs with performance-based vesting over a three-year vesting period based on relative total shareholder return;

•	40% of the dollar value was allocated to stock options with a four-year vesting period; and

•	20% of the dollar value was allocated to restricted stock units with time-based vesting over a four-year vesting period.

The Compensation Committee considers this allocation appropriate, as performance-orientation is reflected in PSUs and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of restricted stock units allow the program to support retention, even in down stock markets. In addition, the Compensation Committee took into consideration the fact that consistency of program vehicles is likely to enhance employee understanding of the function and benefits of the long-term incentives offered.

2014 Proxy Statement	26

The Compensation Committee also reviewed the performance share plan payout criteria for fiscal 2013 and determined that relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of companies comprising the PSU peer group index), measured over the three-year performance period, continued to be the appropriate metric for PSUs. As with the fiscal 2012 awards, the fiscal 2013 PSU awards payout at target and at 200% of target upon achievement of relative total shareholder return at the 50th and 75th percentile, respectively. Total shareholder return in the top quartile of peer group performance is a key long-term financial goal of the Company. For the fiscal 2013 grant, the Compensation Committee increased the performance level for threshold payout from the 25th percentile to the 30th percentile of relative total shareholder return in response to market trends.

For the fiscal 2013 PSU grant, the PSU peer group selected by the Compensation Committee is comprised of the following 16 healthcare companies that generally replicate the Company’s mix of businesses:

PSU Peer Group
Abbott Laboratories	C.R. Bard, Inc.	St. Jude Medical, Inc.
Baxter International Inc.	Johnson & Johnson	Stryker Corporation
Becton, Dickinson & Company	Hospira, Inc.	Thermo Fisher Scientific, Inc.
Boston Scientific Corporation	Medtronic, Inc.	Waters Corporation
Cardinal Health, Inc.	PerkinElmer, Inc.	Zimmer Holdings, Inc.
CareFusion Corporation

This PSU peer group includes all 10 members of the peer group established by the Company for purposes of establishing fiscal 2013 compensation, other than Bristol-Myers Squibb Company and Eli Lilly & Company, which were removed from the PSU peer group for the fiscal 2013 PSU grant in anticipation of the spin-off of the Company’s Pharmaceuticals business in June 2013. In connection with the spin-off, the Compensation Committee also determined it would be appropriate to remove Bristol-Myers Squibb Company and Eli Lilly & Company from the PSU peer group with respect to the fiscal 2012 awards as of the spin-off date. With respect to the fiscal 2011 awards, the Committee determined to terminate the performance period on the spin-off date and calculate the payout factor as of that date, although vesting did not occur until the end of the performance period. For more information regarding these changes, please see the Company’s Current Report on Form 8-K filed on March 20, 2013.

Also in connection with the spin-off, outstanding option, restricted stock unit and PSU awards were adjusted pursuant to the terms of our Stock and Incentive Plan and the applicable award agreements in order to maintain the intrinsic values of those awards. For additional information on the effect of spin-related adjustments to outstanding option, restricted stock unit and PSU awards, see the Outstanding Equity Awards at 2013 Fiscal Year-End Table and related narrative.

Individual Equity Grants

When setting long-term incentive compensation for named executive officers, the Compensation Committee employs the process described in the “How We Determine Compensation” section of this CD&A. After the Compensation Committee established a dollar value for each named executive officer’s fiscal 2013 annual long-term incentive compensation award, that dollar value was then allocated between PSUs, stock options and restricted stock units as described above, with the exact number of PSUs and restricted stock units based on the closing price of a Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes ratio.

The table below compares the dollar value awarded by the Compensation Committee to each named executive officer as long-term incentive compensation during fiscal 2013 versus the dollar value awarded to each named executive officer during fiscal 2012.

27	2014 Proxy Statement

Long-Term Incentive Compensation

Executive Officer	Fiscal 2012(1)	Fiscal 2013	% Change
José E. Almeida	$6,250,000	$7,250,000	16%
Charles J. Dockendorff	$2,400,000	$2,280,000	(5%)
John H. Masterson	$1,000,000	$1,050,000	5%
Bryan C. Hanson	$1,680,000	$1,848,000	10%
Peter L. Wehrly	$1,400,000	$1,400,000	0%

(1)	The amounts in the table above differ from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table. The amounts in the table above are the dollar amounts awarded by the Compensation Committee while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting purposes. The award value for accounting purposes is calculated by application of a Monte Carlo simulation model for PSUs and by application of the Black-Scholes ratio for stock options.

In determining the dollar value of long-term incentive compensation awarded to each named executive officer for his fiscal 2013 annual long-term incentive award, the Compensation Committee considered more than just the percentage increase from the value of the prior year’s award. The Compensation Committee also considered individual performance, including performance ratings, the executive officer’s total direct compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation in the aggregate) and mix of compensation for the previous fiscal year, the resulting compensation mix projected for fiscal 2013, previous equity grants and the dollar value of the proposed equity grant relative to market data and to proposed equity grants for other executive officers.

Long-term incentive compensation is a particularly important component of Mr. Almeida’s total direct compensation. As our CEO, he plays the greatest role in establishing the Company’s direction and is uniquely positioned to focus the Company on long-term growth and maximize shareholder value. The Compensation Committee believes that he should have the greatest proportion of his compensation aligned with the long-term interests of shareholders. The Compensation Committee also considered the changing nature and expanding scope of Mr. Hanson’s responsibilities, and determined that it was appropriate to focus more of his compensation on long-term incentives. With respect to Mr. Dockendorff, a consistently high performer who successfully led a number of key initiatives in 2012, the Compensation Committee took into account the fact that maintaining or increasing the value of his fiscal 2013 long-term incentive award would place him well above the 75th percentile of long-term incentive peer market data. Accordingly, the Compensation Committee reduced the value of his fiscal 2013 long-term incentive award by 5% as compared to his fiscal 2012 award value. The Compensation Committee determined it was appropriate to maintain the value of Mr. Wehrly’s long-term incentive award in light of the fact that he plays a critical leadership role over parts of the business focused on both growth and developed markets. Given Mr. Masterson’s continued excellent performance as the Company’s general counsel and considering that his long-term incentive award was a smaller proportion of his salary as compared to the other named executive officers, the Compensation Committee determined that a 5% increase was appropriate.

Total Direct Compensation

In establishing the three major components of compensation payable to our named executive officers—base salary, annual incentive compensation and long-term equity incentive awards—the Compensation Committee assessed each component against market data applicable to the respective component. The Compensation Committee also considered the total direct compensation payable to named executive officers, which aggregates all three major components of compensation, so that the Compensation Committee could assess each named executive officer’s total compensation against market data. Following the establishment of all three major

2014 Proxy Statement	28

components of compensation payable to our executive officers, Mr. Dockendorff was just above the 75th percentile of total direct compensation paid to executives in comparable positions, based on market data. For their respective positions, Messrs. Masterson and Hanson were between the 50th and 75th percentile and Mr. Wehrly was just below the 50th percentile.

The Compensation Committee believed that the level of overall compensation for each of these named executive officers was appropriate, particularly with respect to Mr. Dockendorff, who is a well-seasoned executive. In fiscal 2012, Mr. Dockendorff led a number of initiatives which resulted in improved gross margin performance, strong cash flow and double-digit earnings per share growth. In addition, Mr. Dockendorff received the highest possible performance rating in recognition of his successes during the year.

In assessing Mr. Almeida’s total direct compensation for fiscal 2013, the Compensation Committee reviewed not only base salary, annual incentive compensation and his fiscal 2013 long-term incentive award, but also considered the annualized value of the promotional long-term incentive award Mr. Almeida received in fiscal 2011 in connection with assuming the role of Chief Executive Officer. Including the annualized value of this promotional grant, for fiscal 2013, Mr. Almeida’s total direct compensation was just above the 50th percentile. In reviewing Mr. Almeida’s total direct compensation, the Compensation Committee was mindful of the fact that the Company planned to spin-off its Pharmaceuticals business during fiscal 2013 and, accordingly, the market data revenue scope would decrease following the spin-off of this business. Balancing the anticipated effects of the spin-off with Mr. Almeida’s excellent performance in fiscal 2012, the Compensation Committee determined that this level of compensation was appropriate for Mr. Almeida.

Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•	a tax-qualified defined contribution 401(k) plan, the Covidien Retirement Savings and Investment Plan, that is available to all eligible United States employees (the “Retirement Savings Plan”); and

•	a non-qualified deferred compensation plan, the Covidien Supplemental Savings and Retirement Plan, in which executive officers and other eligible United States senior employees may participate.

For more information regarding our non-qualified deferred compensation plan, see “Non-Qualified Deferred Compensation” below.

Health and Welfare and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and the employee assistance program. The Company also provides Mr. Almeida with supplemental long-term disability insurance, which commenced when he became our President and Chief Executive Officer on July 1, 2011. The Company does not provide tax assistance with respect to premiums paid by the Company for this insurance coverage (i.e., no “gross-ups”).

Perquisites. Although the Company does not have a perquisite program, the Compensation Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program which offers comprehensive and coordinated annual physical examinations at a nominal cost to the

29	2014 Proxy Statement

Company. Other than the executive physical program and the limited use of corporate aircraft described below, we do not provide our named executive officers with any perquisites. The Compensation Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Airplane Usage. The Compensation Committee believes that it is important to have a corporate aircraft policy due to the security and efficiency benefits that such a policy provides to us. Personal travel for our named executive officers is permitted only if such use is at no incremental cost to the Company and is approved in advance by the Chief Executive Officer or if there are unusual circumstances, such as a medical or family emergency, that the Chairman of the Compensation Committee or the Chief Executive Officer believe warrant such use. Additionally, our policy permits our Chief Executive Officer to use our corporate aircraft for personal travel, up to forty (40) block hours per fiscal year. Pursuant to current income tax rules applicable to personal use of aircraft, the Company imputes income to named executive officers for any personal use based on the Standard Industry Fare Level rates set by the Civil Aeronautics Division of the Department of Transportation. This imputed income amount is included in a named executive officer’s earnings at the end of the year and reported as W-2 income to the Internal Revenue Service. The Company does not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Employee Stock Purchase Plan. We maintain a broad-based employee stock purchase plan which provides eligible employees, including our named executive officers, with the opportunity to purchase Company shares. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of executive officers and shareholders and promote a long-term shareholder perspective. Eligible employees authorize payroll deductions to be made for the purchase of Company shares. The Company provides a fifteen percent (15%) matching contribution on up to $25,000 of an employee’s payroll deductions in any calendar year. All shares are purchased on the open market by a designated broker. Messrs. Masterson and Wehrly participated in the employee stock purchase plan in 2013.

Charitable Contributions. Pursuant to Covidien’s Matching Gift Program, the Company matches employee contributions to charitable organizations up to $10,000. The Company also has a directed giving program applicable to members of the senior executive leadership team, which includes all of the named executive officers. Pursuant to the directed giving program, the Company will make donations, up to $10,000 in the aggregate per executive, or up to $100,000 in the aggregate in the case of the Chief Executive Officer, to a 501(c)(3)-qualified charity or charities designated by the executive and approved by the Company.

Severance and Change in Control Benefits. The Company maintains executive severance and change in control benefit plans. The Compensation Committee believes that providing severance and change in control benefits to our named executive officers is appropriate, given the fact that these are standard benefits provided by peer companies and also given the need to provide for continuity of management in the event of an actual or potential change in control.

Severance Plan. Under the severance plan, benefits are payable to any named executive officer upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Severance benefits, in the form of base salary, bonus and health benefits are generally payable for 18 months (24 months for our Chief Executive Officer) following termination of employment.

Change in Control Plan. Under the change in control plan, benefits are payable to any named executive officer upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing for two years after a change in control (a double trigger arrangement). Benefits are generally payable following termination of employment in a lump sum cash payment equal to two times (2.99 times for our Chief Executive Officer) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding stock options and restricted stock units (subject to the terms of the applicable award agreements, PSUs will vest only to the extent the Compensation Committee determines that the applicable vesting requirements have been or will be met), continued Company subsidy for health plan premiums for a 24

2014 Proxy Statement	30

month period (36 months for our Chief Executive Officer) and outplacement services. Receipt of these benefits is conditioned upon the named executive officer signing a release of any claims against the Company. Any severance or related benefits provided under the change in control plan will be in lieu of payments that would otherwise be payable under the severance plan. The Compensation Committee has carefully evaluated these arrangements and believes that it is important to provide named executive officers with protection in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their authority, responsibilities or compensation. Maintaining a double trigger for payment of change in control benefits helps to provide that protection while simultaneously precluding the named executive officer from receiving benefits solely due to a change in control (a single trigger arrangement). After carefully considering the issue, the Compensation Committee amended the change in control plan, effective April 1, 2013, to eliminate, for the Chief Executive Officer, tax gross-up amounts which otherwise would have been payable as a result of the application of Internal Revenue Code Section 280G to certain payments made under the change in control plan; these tax gross-ups were eliminated for all other covered executive officers in October 2011.

How We Determine Compensation

Key Considerations in Setting Compensation

Our compensation program is designed to reflect and advance the following core principles:

Our Core Principles	How We Achieve This Goal
Align Interests

•    Emphasize long-term incentive awards that motivate executives to create shareholder value

•    Use share ownership guidelines to promote a long-term shareholder perspective

•    Require management to sign non-compete agreements

Support Effective Governance

•    In assessing the contributions of a particular executive officer, review not only the results but also how those results were achieved, the long-term impact of the results and whether decisions, actions and results were consistent with the values of the Company

•    Impose share ownership guidelines to promote long-term ownership

•    Maintain a cap on annual and long-term incentive award payouts to limit windfalls

•    Encourage simplicity and transparency in plan design

•    Establish clear processes for administering equity and employee benefit plans

Reflect Total Direct Compensation Perspective

•    Maintain and communicate an explicit role for each element of direct compensation

•    Decisions regarding each element of compensation are made with a view to the aggregate value and effect of all other elements

Target Compensation around the Market Median

•    Pay competitively, but not excessively, in order to attract talented executive officers who can achieve our long-term strategic goals and create shareholder value

•    Recognize the need to pay at the upper end of market data to attract or retain executive officers with a high potential or demonstrated record of contributing to our successes

•    Offer total direct compensation that generally targets the market median and which is fair and reasonable in light of the executive officer’s responsibilities, experience and performance, with the ability to pay above or below the median where appropriate

31	2014 Proxy Statement

Our Core Principles	How We Achieve This Goal
Align Compensation to Support Our Business and Talent Strategy

•    Design compensation to support our business strategy to broaden our innovation focus, execute on customer-focused portfolio investments, optimize spending to invest in innovation and growth, capitalize on emerging markets opportunities and develop talent and culture to drive innovation and inclusion

•    Recognize individual performance through merit increases and individual adjustments to equity grant levels

•    Standardize pay levels and programs across the Company to facilitate cross-Company career progression

•    Use equity grants to signal potential and nurture career commitment

•    Emphasize pay-for-performance through annual and long-term incentive plans rather than retirement benefits or entitlements such as perquisites

Balance all Reward Elements

•    Utilize a mix of incentive plans that balance short- and long-term objectives

•    Provide potential upside for exceeding performance targets (capped at a market-competitive degree of leverage) with downside risk for missing performance targets

•    Balance retention with reward for shareholder value creation, while also seeing that the elements, individually and in the aggregate, do not encourage excessive risk-taking

•    Establish long-term performance metrics consistent with our ability to quantify long-term goals, in a meaningful way, with respect to these metrics

Clear Compensation Goals and Practices

•    Clearly and consistently communicate our total rewards philosophy to executives

•    Limit the number of separate compensation plans/programs we provide

•    Minimize the number of performance metrics per plan

•    Promote continuity in plan design and align executive programs across the Company

Effective Target-Setting

•    Establish performance targets in a rigorous manner to incentivize employees to innovate and collaborate without taking excessive risks

•    Draw from a variety of sources when establishing targets, including information regarding the historical performance of the Company and competitors, anticipated market dynamics and growth rates, Company business strategy, Company financial forecasts and guidance as well as management and Board judgment

Compensation Committee Role and Input from Management

The Compensation Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. For each executive officer, other than our Chief Executive Officer, the Compensation Committee relies on input from our Chief Executive Officer and our Senior Vice President of Human Resources in setting the executive officer’s performance objectives, evaluating the actual performance of the executive officer against those objectives and making appropriate decisions regarding salary and incentive awards. The Chief Executive Officer and Senior Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting

2014 Proxy Statement	32

compensation recommendations, including the results of the annual performance evaluations that our Chief Executive Officer conducts on each named executive officer, as well as a Talent and Leadership Review, or TLR, performance rating. Additionally, in light of Mr. Almeida’s relationship with Mr. Hanson, who is Mr. Almeida’s brother-in-law, the Compensation Committee determined that it would be appropriate for the Chief Financial Officer and the Senior Vice President of Human Resources to participate in Mr. Hanson’s performance assessments along with the Chief Executive Officer. In addition, the Compensation Committee reviews and approves all compensation actions relating to Mr. Hanson.

The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Compensation Committee approving an evaluation form which is then completed by the Chief Executive Officer as a self-evaluation. This completed self-evaluation is submitted to the full Board of Directors for review along with a blank evaluation for completion by each Director. The Compensation Committee’s independent consultant compiles the results of the evaluations and prepares a summary for the Compensation Committee. The Compensation Committee reviews and discusses the results, after which the Chairman of the Compensation Committee leads a further discussion with the full Board of Directors, not including the Chief Executive Officer. Following this extensive discussion with the Board of Directors, the Lead Director provides feedback to the Chief Executive Officer. The Compensation Committee uses these evaluations and discussions along with market data in setting the Chief Executive Officer’s compensation.

Compensation Consultants

The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. During fiscal 2013, Steven Hall & Partners served as the Compensation Committee’s independent compensation consultant. The Compensation Committee has assessed the independence of Steven Hall & Partners and determined that the compensation consultant is independent and that no conflicts of interest exist currently or existed during fiscal 2013. Steven Hall & Partners reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Steven Hall & Partners typically provides the Compensation Committee with advice on compensation program design and best practices and, as noted below, produces the comparative information derived from the peer group and published survey data that the Compensation Committee reviews. Major services provided during fiscal 2013 by Steven Hall & Partners under its engagement with the Compensation Committee included: (1) preparing the market study described below; (2) reviewing the Company’s compensation peer group; (3) analyzing the Company’s share allocation and utilization as compared with 10 peer companies; (4) providing regulatory updates; (5) providing advice with respect to incentive plan design changes; (7) confirming long-term incentive calculations at year-end; and (6) assisting in the Chief Executive Officer evaluation process. Steven Hall & Partners is the only compensation consultant who played a role in determining or recommending the amount or form of executive compensation for fiscal 2013.

Peer Group Review and Market Data

When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of specific peer companies and reviews compensation data from general industry published surveys.

In selecting the peer group from among companies with annual revenues generally within the range of one-half to two times our annual revenues, the Compensation Committee considered various other factors relating to similarly-situated medical device and pharmaceutical companies, including net income and market capitalization. The Compensation Committee reviews this peer group on an on-going basis and modifies it as circumstances warrant. The Compensation Committee determined that the peer group utilized in setting compensation for 2012 remained appropriate for setting compensation for 2013, as it continued to represent our primary competitors for capital, executive talent and, in some cases, business within our industry. The following table sets forth the peer

33	2014 Proxy Statement

group approved by the Compensation Committee for purposes of setting 2013 compensation, along with fiscal 2012 financial information for each. The table also includes information regarding Covidien’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue	Net Income	Market Capitalization at 3/29/2013*
		(dollars in millions)
Baxter International Inc.	12/12	$14,190	$2,326	$39,287
Becton, Dickinson & Company	9/12	7,708	1,170	18,564
Boston Scientific Corporation	12/12	7,249	(4,068)	10,588
Bristol-Myers Squibb Company	12/12	17,621	1,960	67,657
Eli Lilly & Company	12/12	22,603	4,088	64,687
Medtronic, Inc.	4/12	16,184	3,617	47,446
St. Jude Medical, Inc.	12/12	5,503	752	11,301
Stryker Corporation	12/12	8,657	1,298	24,638
Thermo Fisher Scientific, Inc.	12/12	12,510	1,178	27,011
Zimmer Holdings, Inc.	12/12	4,472	755	12,724

Covidien plc	9/12	11,852	1,905	31,953
Rank		6 of 11	5 of 11	5 of 11

*	Eli Lilly market capitalization is as of 4/20/2013.

As noted above, the Compensation Committee also reviews a market study prepared by its independent compensation consultant (the results of which we refer to throughout this CD&A as the “market data”). The market data compiled by the Compensation Committee’s independent compensation consultant included information regarding base salary, annual incentive awards and the value of equity awards. The study included data derived from a number of sources, including the proxy statements of the Company’s peer group companies, a 2012 Radford Global Technology Survey, the 2012 Towers Watson US General Industry Executive Database, the Hewitt 2012 General Industry/Retail Total Compensation Measurement, a Towers Watson 2011 Survey Report on Top Management Compensation, the 2012 US Mercer Benchmark Database—Executive and, for companies with revenue of approximately $12 billion, general industry data as well as data for the medical devices, pharmaceuticals and life-sciences industries where available and as appropriate. The Compensation Committee did not strictly tie target compensation for our named executive officers to any one type of peer group data, but instead considered all of these sources in determining the appropriate level of compensation for our executives. Data drawn from our peer group proxy statements were given greater consideration for the chief executive officer and chief financial officer positions than for group head positions.

Use of Tally Sheets

In setting compensation for each named executive officer, in addition to reviewing market data, the Compensation Committee reviews each named executive officer’s total annual compensation from the previous four years. The Compensation Committee uses individual tally sheets prepared by our human resources department and the Compensation Committee’s compensation consultant as a presentation format to facilitate this review. The tally sheets identify the value of each pay element, including base salary, annual incentive bonus, sign-on bonus or other cash payments, long-term incentives, grant date value of equity awards and retirement benefits. The tally sheets also reflect current share ownership and equity awards held as well the value of termination and change-in-control payments under various potential termination and change-in-control

2014 Proxy Statement	34

scenarios. Reviewing the tally sheets helps the Compensation Committee to balance the various elements of compensation so that no one element is weighted too heavily and so that there is an appropriate mix between fixed and variable compensation and between short- and long-term compensation, consistent with our belief that our executive compensation program should not encourage excessive or unnecessary risk-taking.

Talent and Leadership Review

The Company utilizes a Talent and Leadership Review, or TLR, process to manage its talent and organizational capability with the goal of maximizing organizational excellence and business success. TLR assists the Company in understanding its leadership strengths and gaps, helps identify key and emerging talent and provides insight into current organizational capability versus strategic goals and objectives. As part of the TLR process, the Chief Executive Officer in conjunction with the Senior Vice President of Human Resources assigns to each executive officer a rating on two discrete dimensions: leadership competency and potential. Three possible ratings can be assigned in each of these two dimensions. For leadership competency, the ratings are exceptional, effective, and not yet competent. For potential, the ratings are key talent, promotable and highly valued. While the TLR process is intended to assist in evaluating the needs of the Company from a human resources perspective, these performance ratings are also considered by the Chief Executive Officer in formulating compensation recommendations to the Compensation Committee. These performance ratings impacted both base salary decisions as well as decisions regarding the value of long-term incentive compensation awards.

Other Compensation Policies and Arrangements

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we maintain an Executive Compensation Recoupment Policy (the “Recoupment Policy”). The Recoupment Policy requires that the Company recoup, or “claw-back”, portions of incentive compensation paid to our executive officers if there is a restatement of the Company’s financial statements due to the material noncompliance by the Company with financial reporting requirements under applicable securities laws or regulations and the amount of incentive compensation that was awarded to an executive officer during the three (3) fiscal years immediately preceding the date of the restatement (or such other period as may be required under applicable securities laws or regulations) is higher than the amount of incentive compensation that would have been awarded to the executive officer had the financial results subject to the restatement been properly reported. For this purpose, incentive compensation includes any compensation determined to be incentive compensation pursuant to regulations to be issued by the SEC.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause.

Executive Officer Share Retention and Ownership Guidelines

Share Retention. The Compensation Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in Covidien in order to reinforce the alignment of management and shareholder interests. Accordingly, the Compensation Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

35	2014 Proxy Statement

In determining an executive’s ownership, shares held directly as well as shares underlying restricted stock units subject to time-based vesting and their accompanying dividend equivalent units are included. Shares underlying unexercised stock options and unvested PSUs and their accompanying dividend equivalent units are not included in the calculation. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. As of the end of the fiscal year, each named executive officer had achieved shareholdings in excess of the applicable multiple set forth above.

Hedging and Pledging Policy. The Company’s Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in purchases or sales of puts, calls, cashless collars, options or similar rights and obligations or engaging in any other hedging activity involving Covidien securities, other than the exercise of a Company-issued stock option. In fiscal 2013, the Insider Trading Policy was amended to prohibit directors and employees, including named executive officers, from engaging at any time in short sales of Company securities, purchasing Covidien securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan (unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers other than the Chief Financial Officer), unless the compensation qualifies as performance-based or is otherwise exempt from Code Section 162(m). In evaluating compensation programs applicable to our named executive officers (including the Stock and Incentive Plan, under which our named executive officers receive annual incentive bonuses and equity awards), the Compensation Committee considers the potential impact on the Company of Code Section 162(m) while maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and Proxy Statement for the 2014 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation and Human Resources Committee

Dennis H. Reilley, Chairman

Martin D. Madaus

2014 Proxy Statement	36

Executive Compensation Tables

The following tables and notes present the compensation provided to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in fiscal 2013 (our “named executive officers”). For a more complete understanding of each table, please read the notes following the table.

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended September 27, 2013 (“fiscal 2013”) and, where applicable, the fiscal years ended September 28, 2012 (“fiscal 2012”) and September 30, 2011 (“fiscal 2011”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(E)	(F)	(G)	(H)		(I)	(J)

José E. Almeida Chairman, President and Chief Executive Officer	2013 2012 2011	$1,211,538 $1,154,808 $846,795	$5,103,983 $4,549,997 $5,224,971	$2,822,832 $2,699,141 $2,081,345	$1,605,718 $1,682,517 $1,125,587	— — $402	(3)	$427,425 $193,265 $128,666	$11,171,496 $10,279,728 $9,407,766

Charles J. Dockendorff Executive Vice President and Chief Financial Officer	2013 2012 2011	$783,454 $764,204 $734,800	$1,605,162 $1,747,191 $1,416,002	$887,767 $1,036,456 $1,255,281	$675,017 $722,981 $906,004	$117,083 $38,716 $68,419		$125,652 $115,745 $109,441	$4,194,135 $4,425,293 $4,489,947

Bryan C. Hanson Group President, Medical Devices & U.S.	2013 2012 2011	$556,585 $535,200 $467,330	$1,300,989 $1,223,049 $1,010,069	$719,527 $725,547 $541,137	$585,184 $355,965 $626,578	— — $2,949	(3)	$54,142 $529,980 $61,617	$3,216,427 $3,369,741 $2,709,680

Peter L. Wehrly(1) Group President, Developed Markets	2013 2012	$556,585 $536,546	$985,599 $1,019,202	$545,111 $604,623	$426,713 $650,127	— —		$72,215 $151,828	$2,586,223 $2,962,326

John H. Masterson(2) Senior Vice President and General Counsel	2013 2012 2011	$580,896 $563,931 $547,465	$739,181 $727,989 $648,971	$408,803 $431,834 $575,342	$472,288 $500,867 $633,704	$35,073 $10,429 $21,892	(3)	$65,097 $72,364 $72,251	$2,301,338 $2,307,414 $2,499,625

(1)	Mr. Wehrly was not a named executive officer for fiscal 2011.
(2)	Mr. Masterson was not a named executive officer for fiscal 2012, but was a named executive officer for fiscal 2013 and fiscal 2011.
(3)	The present value of the accumulated pension benefit decreased for Messrs. Almeida, Hanson and Masterson for fiscal 2013; the amount reported in this column for fiscal 2013 for Mr. Masterson relates solely to non-qualified deferred compensation earnings. See “Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)” below for more information.

Stock Awards (Column E) and Option Awards (Column F) Reflects the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted stock unit, PSU and stock option awards issued to each of our named executive officers during the 2011, 2012 and 2013

37	2014 Proxy Statement

fiscal years, as applicable. Further information regarding the 2013 awards is included in the Fiscal 2013 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2013 Fiscal Year-End Table and the Compensation Discussion and Analysis (“CD&A”), beginning on page 18.

In the case of PSUs, the grant date fair value is based on the probable outcome of the market-based performance conditions, calculated based on the application of a Monte Carlo simulation model. The actual amounts which vest are determined at the end of the three-year performance cycle and are based on total shareholder return for the Company as compared to total shareholder return of companies comprising a PSU peer group (i.e., relative total shareholder return). Depending upon whether and the extent to which the performance conditions are met, the number of shares for which the PSUs are settled may range from zero to 200%.

Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s stock price performance and applicable vesting. For additional information relating to assumptions made in the valuation of current year awards reflected in these columns, see Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013.

Non-Equity Incentive Plan Compensation (Column G) Represents annual incentive cash awards paid to the named executive officers under our 2013 Annual Incentive Plan, which is an element of our Stock and Incentive Plan. For information regarding the calculation of these awards, see the CD&A, beginning on page 18.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

The amount reported for Mr. Dockendorff includes $616 which is attributable to an increase in the actuarial present value of his accumulated benefit under the frozen Kendall Pension Plan at September 27, 2013, as compared to September 28, 2012. The present value of the accumulated benefit decreased $86 for Mr. Almeida, decreased $723 for Mr. Hanson and decreased $523 for Mr. Masterson due to changes in assumptions regarding the interest crediting rate and discount rate. These changes in assumptions did not result in a decrease in Mr. Dockendorff’s benefit because he is within one year of the unreduced retirement age (60). Mr. Wehrly is not eligible to participate in the Kendall Pension Plan because it was frozen before he commenced employment with the Company. For more information, see the 2013 Pension Benefits Table and related narrative.

Amounts for Messrs. Dockendorff and Masterson also include above-market earnings on amounts credited to the Supplemental Savings Plan. All investments offered under the Supplemental Savings Plan mirror investments offered under the Retirement Savings Plan (our 401(k) plan), except that the Supplemental Savings Plan includes an additional investment alternative, the Enhanced Moody’s Rate, which is available to eligible employees, including Messrs. Dockendorff and Masterson. During fiscal 2013, the Enhanced Moody’s Rate produced above-market earnings of $116,467 for Mr. Dockendorff and $35,073 for Mr. Masterson. For more information, see the Fiscal 2013 Non-Qualified Deferred Compensation Table and related narrative.

All Other Compensation (Column I) Represents the aggregate dollar amount for each named executive officer for Company contributions to the Retirement Savings Plan, Company credits to the Supplemental Savings Plan, personal benefits, insurance premiums and other compensation as described below. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2013.

2014 Proxy Statement	38

ALL OTHER COMPENSATION

Name and Principal Position	Company Contributions to Retirement Savings Plan	Company Credits to Supplemental Savings Plan	Perquisites and Other Personal Benefits	Other	Total
(A)	(B)	(C)	(D)	(E)	(F)

José E. Almeida	$15,283	$157,638	$253,894	$610	$427,425

Charles J. Dockendorff	$17,850	$107,419	—	$382	$125,652

Bryan C. Hanson	$15,177	$38,495	—	$470	$54,142

Peter L. Wehrly	$15,210	$56,456	—	$549	$72,215

John H. Masterson	$15,161	$49,516	—	$419	$65,097

Perquisites & Other Personal Benefits (Column D) The amount reported for Mr. Almeida includes $2,450 for an annual physical under the Company’s executive physical program; $17,123 for insurance premiums paid by the Company for supplemental long-term disability insurance; and $234,321 attributable to personal use of Company aircraft. The value of flights on corporate aircraft is based on the total variable incremental cost incurred by the Company in providing such flights, calculated on an annualized per hour basis. The variable costs associated with such flights include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and parking fees and other variable costs. As Company-owned aircraft are used predominantly for business purposes, we have not included fixed costs, such as pilots’ salaries, insurance and standard maintenance, which do not change based on usage. Mr. Almeida was taxed on the imputed income attributable to his personal use of Company aircraft and the value of insurance premiums paid by the Company during fiscal 2013 and the Company did not provide him with any tax assistance, i.e., did not provide a tax gross-up with respect to that income.

Other (Column E) Represents the payment of cash in lieu of fractional shares resulting from the adjustment of restricted stock unit and PSU awards held by Company employees, including named executive officers, due to the spin-off of our former Pharmaceuticals business during fiscal 2013.

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2013.

•	“AIP” is the annual incentive cash award payable pursuant to our 2013 Annual Incentive Plan.

•	“PSUs” are restricted stock unit awards subject to performance-based vesting.

•	“RSUs” are restricted stock unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

39	2014 Proxy Statement

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
José E. Almeida
AIP			$796,250	$1,592,500	$3,185,000
PSUs	12/3/2012	11/14/2012				25,187	50,373	100,746				$3,653,967
RSUs	12/3/2012	11/14/2012							25,187			$1,450,016
Options	12/3/2012	11/14/2012								228,525	$57.57	$2,822,832
Charles J. Dockendorff
AIP			$334,730	$669,460	$1,338,920
PSUs	12/3/2012	11/14/2012				7,921	15,842	31,684				$1,149,150
RSUs	12/3/2012	11/14/2012							7,921			$456,012
Options	12/3/2012	11/14/2012								71,870	$57.57	$887,767
Bryan C. Hanson
AIP			$224,960	$449,920	$899,840
PSUs	12/3/2012	11/14/2012				6,420	12,840	25,680				$931,390
RSUs	12/3/2012	11/14/2012							6,420			$369,599
Options	12/3/2012	11/14/2012								58,250	$57.57	$719,527
Peter L. Wehrly
AIP			$224,960	$449,920	$899,840
PSUs	12/3/2012	11/14/2012				4,864	9,727	19,454				$705,579
RSUs	12/3/2012	11/14/2012							4,864			$280,020
Options	12/3/2012	11/14/2012								44,130	$57.57	$545,111
John H. Masterson
AIP			$234,200	$468,400	$936,800
PSUs	12/3/2012	11/14/2012				3,648	7,295	14,590				$529,166
RSUs	12/3/2012	11/14/2012							3,648			$210,015
Options	12/3/2012	11/14/2012								33,095	$57.57	$408,803

The number of shares and exercise prices reported in columns F through K reflect the terms and value of awards on the grant date and do not reflect subsequent adjustments made pursuant to the terms of our Stock and Incentive Plan and the applicable award agreement to reflect the effect of the spin-off of our Pharmaceuticals business. For additional information on the effect of such adjustments, see the Outstanding Equity Awards at 2013 Fiscal Year-End Table and related narrative.

Non-Equity Incentive Plan Awards (Columns C through E) Reflect threshold, target and maximum award amounts for fiscal 2013 pursuant to the 2013 Annual Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns F through H) Reflect threshold, target and maximum award amounts for the FY13-FY15 performance cycle pursuant to PSUs issued as part of our fiscal 2013 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Compensation Committee at the end of the three-year performance cycle and are based upon relative total shareholder return. Threshold, target and maximum award amounts are payable upon achievement of relative total shareholder return in the 30th, 50th and 75th percentile, respectively. Dividend equivalent units will be credited on PSUs only if, and to the extent that, dividends are payable on ordinary shares, and will vest only if the applicable performance criteria are satisfied and the Compensation Committee certifies vesting for the underlying PSUs. For more information regarding PSUs, see the CD&A beginning on page 18.

Stock Awards and Option Awards (Columns I and J) Reflect the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted as part of our fiscal 2013 annual equity awards and which vest one-quarter annually beginning on the first anniversary of the grant date. Dividend equivalent units will be credited on restricted stock unit awards only if, and to the extent that, dividends are payable on ordinary shares, and will vest according to the same schedule as the underlying restricted stock units.

2014 Proxy Statement	40

Grant Date Fair Value (Column L) In the case of PSUs issued as part of our 2013 annual equity awards, the grant date fair value is based on the probable outcome of the market-based performance conditions, calculated based on the application of a Monte Carlo simulation model. Depending upon whether and the extent to which the respective performance conditions are met, the number of shares for which the PSUs are settled may range from zero to 200%.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and PSU awards held by each named executive officer as of September 27, 2013. Restricted stock unit and PSU awards listed in the table include dividend equivalent units credited on such awards. Dividend equivalent units vest according to the same schedule as the underlying restricted stock unit award and, in the case of PSUs, if the applicable performance criteria are satisfied and the Compensation Committee certifies vesting of the underlying PSUs. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted units or PSUs by $60.96, the closing price of our stock on September 27, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)		(E)	(F)	(G)		(H)	(I)		(J)

José E. Almeida	151,166	0		$39.32	07/01/2017	4,291	(6)	$261,579	41,436	(12)	$2,525,939
	98,273	32,759	(1)	$43.44	11/30/2019	10,358	(7)	$631,424	121,530	(13)	$7,408,469
	85,625	85,628	(2)	$39.18	11/30/2020	63,040	(8)	$3,842,918	27,957	(14)	$1,704,259
	17,324	17,326	(3)	$49.48	06/30/2021	4,159	(9)	$253,533
	67,091	201,275	(4)	$42.39	11/30/2021	22,788	(10)	$1,389,156
	0	250,463	(5)	$52.53	12/02/2022	27,957	(11)	$1,704,259

Charles J. Dockendorff	180,730	0		$39.32	07/01/2017	3,524	(6)	$214,823	32,080	(12)	$1,955,597
	80,723	26,909	(1)	$43.44	11/30/2019	8,018	(7)	$488,777	46,666	(13)	$2,844,759
	66,291	66,292	(2)	$39.18	11/30/2020	8,750	(10)	$533,400	8,792	(14)	$535,960
	25,762	77,289	(4)	$42.39	11/30/2021	8,790	(11)	$535,838
	0	78,769	(5)	$52.53	12/02/2022

Bryan C. Hanson	0	8,190	(1)	$43.44	11/30/2019	1,071	(6)	$65,288	10,290	(12)	$627,278
	0	21,267	(2)	$39.18	11/30/2020	2,572	(7)	$156,789	32,664	(13)	$1,991,197
	2,889	5,779	(3)	$49.48	06/30/2021	1,386	(9)	$84,491	7,125	(14)	$434,340
	0	54,104	(4)	$42.39	11/30/2021	6,124	(10)	$373,319	22,652	(15)	$1,380,866
	0	63,842	(5)	$52.53	12/02/2022	7,125	(11)	$434,340

Peter L. Wehrly	4,409	0		$29.53	04/30/2019	795	(6)	$48,463	8,016	(12)	$488,655
	18,251	6,085	(1)	$43.44	11/30/2019	2,003	(7)	$122,103	27,218	(13)	$1,659,209
	8,286	16,572	(2)	$39.18	11/30/2020	1,674	(9)	$102,047	5,397	(14)	$329,001
	6,973	6,973	(3)	$49.48	06/30/2021	5,103	(10)	$311,079	25,024	(15)	$1,525,463
	15,028	45,087	(4)	$42.39	11/30/2021	5,396	(11)	$328,940
	0	48,366	(5)	$52.53	12/02/2022

John H. Masterson	0	12,167	(1)	$43.44	11/30/2019	1,593	(6)	$97,109	14,700	(12)	$896,112
	0	30,384	(2)	$39.18	11/30/2020	3,674	(7)	$223,967	19,440	(13)	$1,185,062
	0	32,202	(4)	$42.39	11/30/2021	3,644	(10)	$222,138	4,047	(14)	$246,705
	0	36,272	(5)	$52.53	12/02/2022	4,047	(11)	$246,705

41	2014 Proxy Statement

Footnotes

Unless otherwise specified, stock option and restricted stock unit awards vest one-quarter annually, beginning on the first anniversary of the grant date.

The number of shares subject to stock option, restricted stock unit and PSU awards and the exercise price for stock option awards reflect adjustments made pursuant to the terms of our Stock and Incentive Plan and the applicable award agreement to reflect the spin-off of our former Pharmaceuticals business on June 28, 2013. Outstanding equity awards, whether vested but unexercised stock options or unvested awards at the time of spin-off, were adjusted using a factor of 1.096 times the quantity of shares granted and exercise prices for stock options were adjusted using the inverse of such factor. Each award retained its original terms and conditions after adjustment.

(1)	Represents stock options granted on December 1, 2009.

(2)	Represents stock options granted on December 1, 2010.

(3)	Represents stock options granted on July 1, 2011 to Messrs. Almeida, Hanson and Wehrly in connection with their respective promotions.

(4)	Represents stock options granted on December 1, 2011.

(5)	Represents stock options granted on December 3, 2012.

(6)	Represents restricted stock units granted on December 1, 2009.

(7)	Represents restricted stock units granted on December 1, 2010.

(8)	Represents restricted stock units granted on July 1, 2011 to Mr. Almeida in connection with his promotion which vest in full on the third anniversary of the grant date.

(9)	Represents restricted stock units granted on July 1, 2011 to Messrs. Almeida, Hanson and Wehrly in connection with their respective promotions.

(10)	Represents restricted stock units granted on December 1, 2011.

(11)	Represents restricted stock units granted on December 3, 2012.

(12)

Represents PSUs granted on December 1, 2010 that vested on September 27, 2013, the last day of the FY11-FY13 performance cycle and the last day of fiscal 2013. The amounts reported in Column I and J are based on actual achievement, which was two hundred percent (200%) of target, and are valued by using the closing price of our stock on the vesting date, which was $60.96.

(13)

Represents PSUs granted on December 1, 2011 that vest within sixty days after the end of the FY12-FY14 performance cycle (such performance cycle ends September 26, 2014) only to the extent that the Compensation Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum performance through the end of fiscal 2013.

(14)

Represents PSUs granted on December 3, 2012 that vest within sixty days after the end of the FY13-FY15 performance cycle (such performance cycle ends September 25, 2015) only to the extent that the Compensation Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance through the end of fiscal 2013.

(15)

Represents PSUs granted on December 1, 2010 as part of the Asia Growth Initiative that vested on November 20, 2013, after the end of the FY11-FY13 performance cycle and upon certification by the Compensation Committee that the applicable performance criteria were satisfied. In accordance with SEC regulations, the amounts reported in this column are based on achievement of maximum performance, i.e., two hundred percent (200%) of target, through the end of fiscal 2013. Actual achievement and payout was at one hundred and sixty seven percent (167%) of target, resulting in the following shares and payout values for Messrs. Hanson and Wehrly, calculated by using the closing price of our stock on the vesting date, which was $66.37: Mr. Hanson, 19,008 shares with a payout value of $1,261,561; and Mr. Wehrly, 20,998 shares with a payout value of $1,393,637.

2014 Proxy Statement	42

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during fiscal 2013 and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock unit and PSU awards during fiscal 2013.

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
José E. Almeida	208,588	$5,088,341	95,565	$5,733,064
Charles J. Dockendorff	261,383	$6,345,064	71,306	$4,286,885
Bryan C. Hanson	45,101	$633,597	24,015	$1,440,136
Peter L. Wehrly	20,353	$633,093	18,980	$1,143,780
John H. Masterson	219,415	$3,863,136	32,582	$1,958,687

Stock Awards (Columns D and E) Includes shares received upon the vesting of the FY10 PSU award, which vested on October 4, 2012, and the FY11 PSU award, which vested on September 27, 2013, in each case following certification by the Compensation Committee that the applicable performance criteria were satisfied.

Pension Benefits

2013 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)

José E. Almeida	Kendall Pension Plan(3)	0.2	$1,643	—

Charles J. Dockendorff	Kendall Pension Plan(3) Kendall Pension Plan(4)	5.1 0.7	$60,773 $12,977	— —

Bryan C. Hanson	Kendall Pension Plan(3)	2.7	$7,994	—

Peter L. Wehrly	—	—	—	—

John H. Masterson	Kendall Pension Plan(3)	2.1	$13,158	—

Footnotes

(1)

The number of years of service credited under the Kendall Pension Plan for the named executive officers is less than the number of actual years of service because the years of credited service were frozen as of July 1, 1995.

(2)

All assumptions are as detailed in accordance with the Accounting Standards Codification 715 (formerly referred to as SFAS 87) actuarial reports for the fiscal year ending September 27, 2013, with the exception of the following: (a) retirement age is the earliest age at which unreduced payment of all benefits can be received; and (b) no pre-retirement mortality, disability or termination is assumed. The amounts are calculated as being payable at age 60, the earliest retirement age at which an unreduced benefit is payable.

43	2014 Proxy Statement

For additional information relating to assumptions made with respect to our pension plan, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013.

(3)	Represents benefit payable under the cash balance component.

(4)	Represents benefit payable under the final average pay component.

Messrs. Almeida, Dockendorff, Hanson and Masterson participate in the Kendall Pension Plan, which was frozen with respect to all future benefit accruals (except interest crediting on the cash balance benefit) as of July 1, 1995. The Pension Plan has two components:

•	a final average pay benefit, which was frozen as of May 31, 1990; and

•	a cash balance benefit.

Mr. Dockendorff is entitled to benefits payable pursuant to both components, while Messrs. Almeida, Hanson and Masterson are entitled only to the cash balance benefit.

Participants retiring on their normal retirement date (age 65) are entitled to a monthly pension calculated as the sum of:

•	the benefit accrued under the provisions of the plan as in effect on June 1, 1990, including the value of the benefit derived from employee contributions; and

•	with respect to accruals on or after June 1, 1990, the actuarial equivalent of the participant’s current account.

The current account is credited with interest at the one-year Treasury bill rate in effect on January 1st for each calendar year and service credits as follows:

Tier	Years of Benefit Service	Percent of Compensation
I	0-2	4.75%
II	3-9	5.25%
III	10-14	6.00%
IV	15-19	7.00%
V	20+	7.50%

Participants desiring to retire before normal retirement age may do so after attaining age 55 and completing five years of continuous service. If a participant chooses to retire before normal retirement age, the applicable accrued benefit as of June 1, 1990 will be reduced by 0.33% per month for each month commencement precedes age 60. Mr. Dockendorff currently is eligible for early retirement.

Non-Qualified Deferred Compensation

The following table provides information with respect to fiscal 2013 non-qualified deferred compensation for each named executive officer.

2014 Proxy Statement	44

FISCAL 2013 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(A)	(B)	(C)	(D)	(E)	(F)

José E. Almeida	$297,757	$157,638	$64,312	—	$3,103,961

Charles J. Dockendorff	$289,416	$107,419	$882,121	—	$15,200,255

Bryan C. Hanson	$189,358	$38,495	$191,456	$289,059	$1,507,014

Peter L. Wehrly	$0	$56,456	$13,341	—	$159,871

John H. Masterson	$58,224	$49,516	$384,949	—	$5,018,292

Executive Contributions in Last Fiscal Year (Column B) For all named executive officers other than Mr. Hanson, reflects deferrals from fiscal 2013 base salary that also are reported in Column C (Salary) of the Summary Compensation Table for fiscal 2013. For Mr. Hanson, $118,165 reflects deferrals from fiscal 2013 base salary and $71,193 relates to the deferral of his 2012 Annual Incentive Plan bonus payment paid for fiscal 2012, which is also included in Column G (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table for fiscal 2012, the year in which the bonus was earned.

Registrant Contributions in Last Fiscal Year (Column C) Amounts reported in Column C are included in Column I of the Summary Compensation Table for fiscal 2013.

Aggregate Earnings in Last Fiscal Year (Column D) Includes earnings credited to the named executive officer’s account in the Supplemental Savings Plan. Earnings on amounts credited to the Supplemental Savings Plan are determined by investment selections made by each named executive officer in investment alternatives that generally mirror investment choices offered under the Retirement Savings Plan (our 401(k) plan). With respect to amounts credited to a predecessor plan, eligible employees, including Messrs. Dockendorff and Masterson, are entitled to select the Enhanced Moody’s Rate as an investment alternative for amounts that were credited to such plan on their behalf prior to our assumption of the plan. The Enhanced Moody’s Rate is published in Moody’s Bond Record (or www.moodys.com) under the heading “Moody’s Long-Term Corporate Bond Yield Average” and is equal to the average corporate bond yield (based on seasoned bonds with remaining maturities of at least 20 years) published as of the fiscal year-end of the Company preceding the plan year for which the rate is to be used. During the 2013 fiscal year, the Enhanced Moody’s Rate was 4.1225%, which exceeded 120% of the applicable federal long-term rate with compounding by 1.0825 percentage points. The excess attributable to this higher rate of return is also reported in Column H (Change in Pension Value and Non-Qualified Deferred Compensation Earnings) of the Summary Compensation Table for Messrs. Dockendorff and Masterson as above-market earnings for fiscal 2013 and is quantified in the related narrative.

Aggregate Balance at Last Fiscal Year End (Column F) Includes the following amounts reported in the Company’s Summary Compensation Tables for previous fiscal years: Mr. Almeida, $1,741,578; Mr. Dockendorff, $418,930; Mr. Hanson, $587,950; Mr. Wehrly, $28,796; and Mr. Masterson, $373,678.

Under the Supplemental Savings Plan, participants, including named executive officers, may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate such participant is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($250,000 for 2012 and $255,000 for

45	2014 Proxy Statement

2013). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Retirement Savings Plan, the Company makes an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents ($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay. Employees who were credited with more than 20 years of service as of December 31, 2009 are “grandfathered” for a five (5) year period (i.e., until December 31, 2014) and continue to receive matching contributions in accordance with the formula in place on December 31, 2009. Mr. Dockendorff had more than 20 years of service as of December 31, 2009 and is a “grandfathered” participant. Accordingly, we will continue to match, through December 31, 2014, seven dollars ($7.00) for every one dollar ($1.00) that Mr. Dockendorff contributes, up to the first five percent (5%) of eligible pay.

Potential Payments upon Termination

Severance Plan. For all named executive officers, severance benefits are payable pursuant to the Covidien Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including named executive officers, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months (24 months for the Chief Executive Officer);

•

payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years, paid over a period of 18 months (two times the average of the previous three fiscal year bonuses, paid over a period of 24 months for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

Upon a termination of employment other than for cause, including an involuntary termination of employment where the executive becomes eligible for severance benefits, executives, including named executive officers, forfeit all unvested restricted stock unit and PSU awards and any stock options which do not vest within 12 months after the executive’s employment termination date.

Change in Control Plan. For all named executive officers, severance benefits upon a change in control are payable pursuant to the Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives instead of the Severance Plan. Under the Change in Control Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive must experience an involuntary termination of

2014 Proxy Statement	46

employment or good reason resignation during a period that begins 60 days before and ends 2 years after a change in control. Post-termination benefits consist of:

•	a single lump sum payment equal to 24 months of the executive’s base salary (36 months for the Chief Executive Officer, provided that the amount paid does not exceed 2.99 times his base salary);

•

a single lump sum payment equal to two times the average of the executive’s bonus for the previous three fiscal years (2.99 times the average of the previous three fiscal year bonuses for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 24 months (36 months for the Chief Executive Officer);

•	full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	full vesting of unvested restricted stock unit awards which are subject solely to time-based vesting;

•

subject to the terms of the applicable award agreements, vesting of unvested PSUs if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been or will be attained or would have been attained during the 24-month period after the executive’s employment terminates (36-month period for the Chief Executive Officer);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

The payment of benefits under our Severance Plan and our Change in Control Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agrees not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan or our Change in Control Plan and forfeit all unvested stock options, restricted stock unit and PSU awards. In addition, the stock option, restricted stock unit and PSU awards include a “claw-back” feature pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options, or the vesting of any restricted stock unit or PSU award, during the 12-month period that occurs immediately prior to the executive officer’s involuntary termination of employment for cause. For purposes of our Severance Plan and our Change in Control Plan, as well as the “claw-back” feature discussed in the preceding sentence, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Other Termination Benefits. The terms of our annual incentive plan and equity plan provide for certain benefits upon a named executive officer’s termination of employment due to death, disability or retirement. For this purpose, normal retirement occurs where an executive officer terminates employment after attaining age 60 and the sum of the executive’s age and years of service equals at least 70 and early retirement occurs where an

47	2014 Proxy Statement

executive officer terminates employment after attaining age 55 and the sum of the executive’s age plus years of service equals at least 60. Under the annual incentive plan, named executive officers are eligible to receive a pro-rated annual incentive cash award based on the number of days that the executive officer was employed by the Company during the fiscal year upon death, disability or normal or early retirement. Under the equity plan, named executive officers are eligible to receive full vesting of stock options, restricted stock units and PSUs upon death, disability or normal retirement and pro-rated vesting of such awards upon early retirement, based on the number of whole months that the executive officer was employed by the Company during the applicable vesting period. As of the end of fiscal 2013, Mr. Dockendorff had satisfied the requirements for early retirement.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans if the named executive officer’s employment had terminated on September 27, 2013, the last day of our 2013 fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $60.96. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the Retirement Savings Plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for PSUs, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)
José E. Almeida
Involuntary Termination (other than for cause)	$4,929,029	$1,605,718	$3,379,566	$2,525,939	$71,162	$12,511,414
Death or Disability	—	$1,605,718	$8,486,833	$19,721,566	—	$29,814,117
Change in Control Termination	$7,368,899	$1,605,718	$8,486,833	$19,721,566	$83,535	$37,266,551

Charles J. Dockendorff
Involuntary Termination (other than for cause)	$2,420,663	$675,017	$4,014,565	$7,083,491	$64,695	$14,258,431
Early Retirement	—	$675,017	$1,253,809	$4,079,443	—	$6,008,269
Death or Disability	—	$675,017	$4,014,565	$7,083,491	—	$11,773,073
Change in Control Termination	$3,227,551	$675,017	$4,014,565	$7,083,491	$71,162	$15,071,786

Bryan C. Hanson
Involuntary Termination (other than for cause)	$1,590,475	$585,184	$877,675	$627,278	$64,695	$3,745,307
Death or Disability	—	$585,184	$2,215,926	$5,547,939	—	$8,349,049
Change in Control Termination	$2,120,633	$585,184	$2,215,926	$5,547,939	$71,162	$10,540,844

Peter L. Wehrly
Involuntary Termination (other than for cause)	$1,564,304	$426,713	$708,113	$488,655	$64,695	$3,252,480
Death or Disability	—	$426,713	$1,792,588	$4,914,991	—	$7,134,292
Change in Control Termination	$2,085,739	$426,713	$1,792,588	$4,914,991	$71,162	$9,291,193

John H. Masterson
Involuntary Termination (other than for cause)	$1,745,528	$472,288	$819,821	$896,112	$64,695	$3,998,444
Death or Disability	—	$472,288	$1,778,693	$3,117,830	—	$5,368,811
Change in Control Termination	$2,327,370	$472,288	$1,778,693	$3,117,830	$71,162	$7,767,343

2014 Proxy Statement	48

Cash Severance (Column B)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Almeida, represents continuation of the named executive officer’s base salary, as of September 27, 2013, for an 18-month severance period, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2012, 2011 and 2010), payable during the 18-month severance period and on our normal payroll schedule. For Mr. Almeida, represents continuation of his base salary, as of September 27, 2013, for a 24-month severance period, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years, payable during the 24-month severance period and on our normal payroll schedule.

Change in Control Termination. Represents a lump sum payment equal to two times (2.99 times for Mr. Almeida) (a) the named executive officer’s base salary as of September 27, 2013 plus (b) the average of the named executive officer’s annual incentive cash awards for the previous three years.

Bonus (Column C)

Represents the pro-rata payment of the annual incentive cash award based on the number of days that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2013 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2013.

Option Awards (Column D)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Dockendorff, represents the value as of September 27, 2013 of outstanding options held by the named executive officer that would have vested during the 12-month period that immediately follows September 27, 2013 (i.e., from September 27, 2013 to September 27, 2014). For Mr. Dockendorff, who would have been deemed to satisfy the requirements for normal retirement under the Severance Plan upon an involuntary termination of employment, represents the value that would have been attained upon the full vesting of all unvested options he held on September 27, 2013.

Early Retirement. As of September 27, 2013, Mr. Dockendorff satisfied the requirements for early retirement under our equity plan. The amount reported in Column D for this scenario represents the value attributable to the portion of the following option awards which would have vested on September 27, 2013, had Mr. Dockendorff voluntarily terminated employment on such date: the December 2009, December 2010 and December 2011 option awards. Mr. Dockendorff did not satisfy the requirements for early retirement with respect to the December 2012 option award because such award requires that the employee retire at least 12 months after the grant date to receive early retirement treatment. Because the assumed employment termination date (September 27, 2013) is less than 12 months after the December 2012 grant date, Mr. Dockendorff was not entitled to pro-rata vesting of the December 2012 option award as of the last day of fiscal 2013.

Death or Disability and Change in Control Termination. Represents the full vesting of unvested options held by the named executive officer on September 27, 2013.

Stock Awards (Column E)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Dockendorff, represents the value of the PSU award issued in December 2010 which vested on September 27, 2013 and which the executive officer would have been entitled to receive upon an involuntary termination of employment on the last day of the fiscal year. For Mr. Dockendorff, represents the value that would have been attained upon the full vesting of all unvested restricted stock unit and PSU awards he held on September 27, 2013. For purposes of this scenario, amounts attributable to PSU awards are based on the following assumptions: for the December 2010 awards, the actual number of shares that vested after the conclusion of the FY11-FY13 performance cycle; for the December 2011 award, the number of shares that would have vested based on achievement of maximum performance; and for the December 2012 award, the number of shares that would have vested based on achievement of threshold performance.

49	2014 Proxy Statement

Early Retirement. With respect to Mr. Dockendorff who, as of September 27, 2013, satisfied the requirements for early retirement under our equity plan, the amount includes the value attributable to the portion of the following restricted stock unit and PSU awards which would have vested on September 27, 2013, had Mr. Dockendorff involuntarily terminated employment on such date: the restricted stock unit awards issued in December 2010 and December 2011 and the PSU awards issued in December 2010 and December 2011. Mr. Dockendorff did not satisfy the requirements for early retirement with respect to the December 2012 restricted stock unit and PSU awards because such awards require that the employee retire at least 12 months after the grant date to receive early retirement treatment. Because the assumed employment termination date (September 27, 2013) is less than 12 months after the December 2012 grant date, Mr. Dockendorff was not entitled to pro-rata vesting of the December 2012 restricted stock unit and PSU awards. For purposes of this scenario, the amount reported is: for the December 2010 PSU award, based on the actual number of shares that vested after the conclusion of the FY11-FY13 performance cycle; and for the December 2011 PSU award, the value of the number of shares that would have become vested based on achievement of maximum performance.

Death or Disability and Change in Control Termination. Represents the value that would have been attained upon the full vesting of all unvested restricted stock unit and PSU awards held by the named executive officer as of September 27, 2013. For purposes of this scenario, amounts attributable to PSU awards are based on the following assumptions: (1) for the December 2010 awards, the actual number of shares that vested after the conclusion of the FY11-FY13 performance cycle; (2) for the December 2011 awards and the Asia Growth Initiative awards issued to Messrs. Hanson and Wehrly, the number of shares that would have vested based on achievement of maximum performance; and (3) for the December 2012 awards, the number of shares that would have vested based on achievement of threshold performance.

Welfare Benefits and Outplacement Services (Column F) Represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts for calendar year 2013 and 2014 are based on actual rates determined by the Company for the respective plan in such years, while the rates for subsequent years, where applicable, are assumed based on the historic percentage increase in rates for such coverage. Although payable in our discretion, for purposes of this column we assume that we would pay $45,000 for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

2014 Proxy Statement	50

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Officers and Directors

The table below shows the number of ordinary shares beneficially owned by each current director and nominee for director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group, as of January 1, 2014.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of January 1, 2014, restricted units and dividend equivalent units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were                  Covidien ordinary shares outstanding as of January 1, 2014. The table below is based on information furnished by the persons named, public filings and our records.

Name of Beneficial Owner	Number of Covidien Ordinary Shares Beneficially Owned	Percentage Ownership
Named Executive Officers
José E. Almeida(1)		*
Charles J. Dockendorff(2)		*
Bryan C. Hanson(3)		*
John H. Masterson(4)		*
Peter L. Wehrly(5)		*
Non-Employee Directors
Joy A. Amundson(6)		*
Craig Arnold(7)		*
Robert H. Brust(6)		*
Christopher J. Coughlin(8)		*
Randall J. Hogan, III(9)		*
Martin D. Madaus(6)		*
Dennis H. Reilley(7)		*
Stephen H. Rusckowski (10)		*
Joseph A. Zaccagnino(7)		*
All directors and executive officers as a group (24 persons)(11)		*

*	Represents less than 1% of outstanding ordinary shares.

(1)	Includes restricted units and ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2014.

(2)	Includes restricted units and ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2014.

(3)	Includes restricted units and ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2014.

51	2014 Proxy Statement

(4)	Includes restricted units and ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2014.

(5)	Includes restricted units and ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2014.

(6)	Includes restricted units.

(7)	Includes restricted units and 10,951 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(8)

Includes                  restricted units,                  ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013 and 7,970 shares held in a Grantor Retained Annuity Trust.

(9)

Includes                  restricted units, 10,951 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013 and 64 shares held in a trust over which Mr. Hogan has shared dispositive and voting power.

(10)	Represents restricted units. Mr. Rusckowski joined our Board of Directors in December 2013.

(11)

Includes, for executive officers not specifically named in the table, an aggregate of              ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

Security Ownership of Other Beneficial Owners

The following table shows the number of ordinary shares beneficially owned by each owner of 5% or more of our outstanding ordinary shares, as of the date indicated.

Name and Address of Beneficial Owner	Number of Covidien Ordinary Shares Beneficially Owned		Percentage Ownership
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	23,653,600	(1)	5.0	%(1)

(1)	Provided by BlackRock, Inc. pursuant to a Form 13G dated January 30, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended September 27, 2013.

2014 Proxy Statement	52

AUDIT AND AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

Set forth below are the aggregate fees for professional services rendered to Covidien by Deloitte & Touche LLP for the period September 29, 2012 through September 27, 2013 (“Fiscal 2013”) and the period October 1, 2011 through September 28, 2012 (“Fiscal 2012”).

	Fiscal 2013	Fiscal 2012
	(in thousands)
Audit Fees	$11,425	$13,050
Audit-Related Fees	4,047	4,145
Tax Fees	3,200	3,260
All Other Fees	1,064	280

Total	$19,736	$20,735

Audit Fees include fees for professional services rendered for the year-end audits of our consolidated financial statements and internal control over financial reporting, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents, statutory filings, statutory audits, Irish statutory audits and discontinued operations reclassification.

Audit-Related Fees primarily relate to carve-out audits, separation plan audit procedures, and services related to mergers and acquisitions.

Tax Fees include fees for tax compliance services such as assistance with the preparation of federal and state returns ($3.20 million for Fiscal 2013 and $3.10 million for Fiscal 2012) as well as fees for tax planning services ($0 for Fiscal 2013 and $0.16 million for Fiscal 2012).

All Other Fees include services relating to project methodology and support for a marketing excellence program for Fiscal 2013 and project methodology and support for a non-financial system data integration initiative for Fiscal 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller supports the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Committee with respect to pre-approved services and coordinating with management and the independent auditors to support compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. The Committee also annually approves a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Committee for pre-approval. The independent auditors may not begin work on any engagement without confirmation of Committee pre-approval from our Corporate Controller or his delegate.

Pursuant to the policy, the Audit Committee has delegated to its Chair the authority to pre-approve the engagement of the independent auditors in his discretion. The Chair reports all such pre-approvals to the Committee at the next Committee meeting.

53	2014 Proxy Statement

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Covidien’s financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Covidien’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for expressing an opinion on the Company’s internal control over financial reporting and for such other matters as the Audit Committee and Board determine.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended September 27, 2013 to be filed with the U. S. Securities and Exchange Commission (the “SEC”). Management represented to the Committee that these consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). In addition, the Committee has:

•	discussed with the independent auditors the matters required to be discussed pursuant to the applicable Auditing Standards relating to communication with audit committees;

•

received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors their independence from the Company and its management; and

•	considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Covidien’s audited consolidated financial statements prepared in accordance with US GAAP be included in its Annual Report on Form 10-K for the fiscal year ended September 27, 2013 to be filed with the SEC.

Audit Committee

Randall J. Hogan, III, Chairman

Craig Arnold

Robert H. Brust

2014 Proxy Statement	54

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1 (a) THROUGH 1 (j):

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2014 Annual General Meeting a slate of 10 nominees, all of whom are currently serving on the Board. The nominees are José E. Almeida, Joy A. Amundson, Craig Arnold, Robert H. Brust, Christopher J. Coughlin, Randall J. Hogan, III, Martin D. Madaus, Dennis H. Reilley, Stephen H. Rusckowski and Joseph A. Zaccagnino. Biographical information, including qualifications, regarding each of the 10 nominees is set forth below. Covidien is not aware of any reason why any of the nominees will not be able to serve if elected.

Directors are being elected to serve for a one-year term expiring at the 2015 Annual General Meeting. Shareholders are entitled to one vote per share for each of the 10 nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting. If a director nominee does not receive this majority vote, he or she is not elected. Because Irish law requires a minimum of two directors at all times, however, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company’s Articles of Association, hold office until his or her successor shall be elected.

Current Directors Nominated for Re-Election – Proposals 1 (a) through 1 (j)

Proposal 1 (a) — José E. Almeida

Mr. Almeida, age 51, has served as the Chairman of our Board of Directors since March 2012. He has served on our Board of Directors since becoming Covidien’s President and Chief Executive Officer in July 2011. Prior to assuming the role of President and Chief Executive Officer of Covidien, Mr. Almeida served, from October 2006 to June 2011, as the President of our Medical Devices business segment. Prior to that, from April 2004 to September 2006, Mr. Almeida was President of Covidien’s International business. From January 2003 to April 2004, Mr. Almeida was Chief Operating Officer of Greatbatch, Inc., a developer and manufacturer of power sources and components for implantable medical devices. Mr. Almeida joined the Company in 1995 as Director of Corporate Engineering and then held several positions of increasing responsibility, including Vice President of European Manufacturing and Vice President of Global Manufacturing, through December 2002. Mr. Almeida is Chairman-Elect of the Advanced Medical Technology Association (AdvaMed), a medical device trade association, and also serves on AdvaMed’s Executive Committee and as Chairman of its Board Committee on Ethics and Health Care Compliance. In addition, Mr. Almeida currently serves as a director of State Street Corporation.

As our Chairman, President and Chief Executive Officer, Mr. Almeida is focused on positioning the Company for the future. After almost 17 years with the Company during which he, among other things, ran our largest business segment, led our international business and oversaw manufacturing operations, Mr. Almeida is familiar with all aspects of the business. Serving as a director of both State Street Corporation and AdvaMed, Mr. Almeida also understands the responsibilities of a board member. With his global perspective, results-driven nature, commitment to operational intensity and depth of Company knowledge, Mr. Almeida is an invaluable member of our Board of Directors.

55	2014 Proxy Statement

Proposal 1 (b) — Joy A. Amundson

Ms. Amundson, age 59, joined our Board of Directors in June 2012. Ms. Amundson is a principal of Amundson Partners, Inc., a healthcare consulting firm. From August 2004 to October 2010, Ms. Amundson was the President of Baxter BioScience Corporation and Vice President of Baxter International, Inc. Prior to Baxter, she was with Amundson Partners for three years. Prior to joining Amundson Partners, she was with Abbott Laboratories for over 20 years, where she held several key positions, including Senior Vice President. Ms. Amundson began her business career in sales and brand management with Procter & Gamble, a packaged goods company, from 1977 to 1982. Ms. Amundson previously served as a director of ApaTech, Dial Corporation, Ilex Oncology, Inc., Inamed Corporation and Oridion Medical Ltd.

From her years as President of Baxter BioScience Corporation as well as her position as a principal of a healthcare consulting firm and over 20 years as an executive of Abbott Laboratories, Ms. Amundson has deep insight into the healthcare industry. These positions, coupled with her Master’s Degree in management from Northwestern University’s Kellogg Graduate School of Management, also afford Ms. Amundson an understanding of what it takes to be a leader and guide a business successfully. In addition, her experience on numerous Boards of Directors gives her perspective on the critical role the Board of Directors plays in guiding a company at the very highest level. With her depth and breadth of experience, Ms. Amundson is a well-rounded and valuable member of our Board of Directors.

Proposal 1 (c) — Craig Arnold

Mr. Arnold, age 53, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Arnold is the Vice Chairman and Chief Operating Officer, Industrial Sector of Eaton Corporation, a diversified industrial manufacturer. From 2000 to 2008 he served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold previously served as a director of Unocal Corporation, where he also was a member of the Audit Committee.

With his years of managerial experience, both at Eaton and at General Electric, Mr. Arnold brings to the Board of Directors demonstrated management ability at senior levels. His position as Chief Operating Officer of the Eaton Industrial Sector gives Mr. Arnold critical insights into the operational requirements of a large, multinational company. In addition, in previously serving on the Audit Committee of another public company, Mr. Arnold gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large corporation.

2014 Proxy Statement	56

Proposal 1 (d) — Robert H. Brust

Mr. Brust, age 70, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Brust served as the Chief Financial Officer of Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. From January 2000 to February 2007, Mr. Brust served as Executive Vice President of Eastman Kodak Company, a provider of photographic products and services, and, from January 2000 to November 2006, he also served as Chief Financial Officer of Kodak. Prior to joining Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is currently a director of Smith & Wesson Holding Corporation and previously served as a director of Delphi Corporation and Applied Materials, Inc.

Mr. Brust is an experienced financial leader. His service as Chief Financial Officer of Sprint Nextel Corporation, the Eastman Kodak Company and Unisys Corporation as well as his 31 years at General Electric Company make him a valuable asset, both on our Board of Directors and on our Audit Committee. Mr. Brust’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at such large corporations makes him a skilled advisor.

Proposal 1 (e) — Christopher J. Coughlin

Mr. Coughlin, age 61, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone company. He is currently a non-employee senior advisor to McKinsey & Company, a strategy consulting firm. Mr. Coughlin served as an advisor to Tyco International, a global provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products from December 2010 to September 2012. From March 2005 to December 2010, Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Tyco International. Prior to joining Tyco International, Mr. Coughlin served as Chief Operating Officer of The Interpublic Group of Companies, Inc., from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Executive Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin is currently the non-executive Chairman of The Dun & Bradstreet Corporation board and a director of Forest Laboratories, Inc. He previously served as a director of Perrigo Company, Monsanto Company and Interpublic.

As Chief Financial Officer of Tyco International, Pharmacia Corporation and Nabisco Holdings and as Chief Operating Officer of The Interpublic Group of Companies, Mr. Coughlin has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. He brings an understanding of operations and financial strategy in challenging environments. In addition, Mr. Coughlin is able to draw upon, among other things, his knowledge of the medical device industry in general and Covidien’s business in particular, garnered while Covidien constituted the healthcare business of Tyco International.

57	2014 Proxy Statement

Proposal 1 (f) — Randall J. Hogan, III

Mr. Hogan, age 58, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Hogan has served as Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, since January 2001 and was appointed Chairman in May 2002. From December 1999 to December 2000, he was President and Chief Operating Officer of Pentair and from March 1998 to December 1999, he was Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. Prior to joining Pentair, he was President of the Carrier Transicold Division of United Technologies Corporation. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company. Mr. Hogan currently serves as a deputy chair of the board of the Federal Reserve Bank of Minneapolis and previously served as a director of Unisys Corporation.

Having served in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of Pentair, Mr. Hogan offers a wealth of management experience and business acumen. Running a public company gives Mr. Hogan front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. Mr. Hogan’s service on the Board of Directors and Governance Committee of Unisys as well as on the board of the Federal Reserve Bank of Minneapolis further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board and Chairman of our Audit Committee.

Proposal 1 (g) — Martin D. Madaus

Dr. Madaus, age 54, joined our Board of Directors in December 2011. Dr. Madaus is the Executive Chairman of Quanterix Corporation, a privately-held development stage diagnostics company seeking to develop and commercialize blood tests that measure clinically important proteins in blood. Prior to joining Quanterix, Dr. Madaus was the President and Chief Executive Officer of Millipore Corporation, a life sciences company serving the bioscience research and biopharmaceutical manufacturing industry, from January 2005 to July 2010, and Chairman from March 2005 to July 2010, when Millipore was acquired by Merck KGaA. Prior to joining Millipore, he was at Roche Diagnostics Corporation where, as President and Chief Executive Officer, he was responsible for the North American operations. Dr. Madaus is currently a director of Mettler-Toledo International, where he serves on the Audit Committee. Dr. Madaus is also a director of PPD Inc., a privately-held clinical research organization.

Dr. Madaus brings to the Board key life sciences industry knowledge and experience. Having served as Chief Executive Officer of Millipore and Roche Diagnostics and currently serving as Executive Chairman of Quanterix, Dr. Madaus has insight into many of the business challenges and opportunities facing the Company. Having led a public company, Dr. Madaus also understands the need to create shareholder value while continuing to focus on the long-term success of the Company. His leadership experience, his depth of industry knowledge and his financial expertise, position him well to serve as a member of our Board.

2014 Proxy Statement	58

Proposal 1 (h) — Dennis H. Reilley

Mr. Reilley, age 60, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company and served as the Chairman of our Board of Directors until October 2008. Mr. Reilley has been our Lead Director since March 2013. From 2000 to April 2007, Mr. Reilley served as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings. Mr. Reilley also served as Chief Executive Officer of Praxair from 2000 to December 2006. Prior to joining Praxair, Mr. Reilley held many key positions at E.I. du Pont de Nemours and Company from 1989 to 1998 when he was named Chief Operating Officer. Earlier in his career he held various managerial positions at Conoco. Mr. Reilley is currently a director of Marathon Oil Corporation and The Dow Chemical Company.

As Chairman and Chief Executive Officer of Praxair and Chief Operating Officer of DuPont, Mr. Reilley took on significant management, strategic and operational responsibilities. With his knowledge of the complex issues facing global companies today and his understanding of what makes businesses work effectively and efficiently, Mr. Reilley provides valuable insight to our Board. Mr. Reilley’s experience as Chairman of the Praxair Board of Directors as well as his service on the Governance and Compensation Committees of H.J. Heinz and Marathon Oil, the Audit Committee of H.J. Heinz and on the Audit and Compensation Committees of Dow Chemical, position him well to serve as our Lead Director.

Proposal 1 (i) — Stephen H. Rusckowski

Mr. Rusckowski, age 56, joined our Board of Directors in December 2013. Mr. Rusckowski has been the President and Chief Executive Officer of Quest Diagnostics Incorporated, a provider of medical diagnostic testing, information and services, since May 2012. Prior to May 2012, since November 2006, Mr. Rusckowski was the Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, and a member of the Board of Management of Royal Philips Electronics and its Executive Committee. Prior to that role, Mr. Rusckowski was CEO of the Imaging Systems business group within the company. Before joining Philips, he led Hewlett-Packard/Agilent Technologies Healthcare Solutions Group as Senior Vice President and General Manager. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001. Mr. Rusckowski currently serves as a director of Quest Diagnostics.

With his extensive executive experience, including in strategic planning and international operations, Mr. Rusckowski brings to the board demonstrated leadership capability and business acumen. As the CEO of a public company, he is familiar with numerous issues faced by a public company, particularly on the operational, financial and corporate governance fronts. His experience with multinational corporations operating in the healthcare industry makes him an ideal member of our Board of Directors.

59	2014 Proxy Statement

Proposal 1 (j) —Joseph A. Zaccagnino

Mr. Zaccagnino, age 67, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Zaccagnino, who has held leadership positions in the healthcare sector for over 40 years, served as President, Chief Executive Officer and Director of Yale New Haven Health System and its flagship Yale-New Haven Hospital, one of the country’s largest and most prominent academic medical center hospitals and the primary teaching and research affiliate of the Yale University School of Medicine, from 1991 until his retirement in 2005. Yale New Haven Health System facilities include free-standing: acute care adult and children’s hospitals; psychiatric and cancer hospitals; rehabilitation services; ambulatory surgery, outpatient diagnostic imaging, primary care and emergency centers; and health insurance products. Mr. Zaccagnino previously served as a director of NewAlliance Bancshares, Inc. Mr. Zaccagnino is currently a director of Mallinckrodt plc where he serves on the Compliance Committee and is Chairman of the Nominating and Governance Committee.

Nationally, Mr. Zaccagnino has served as Chairman of the Board of the National Committee for Quality Healthcare and as Chairman of the Board of VHA Inc., a network of healthcare organizations and physicians who collaborate on best clinical and operating practices and which provides supply chain and group purchasing services through its subsidiary, Novation. His broad healthcare management and governance experience and his knowledge of healthcare policy and regulation, patient care delivery and financing and of clinical research and medical technology assessment provides our Board with unique insights and a keen perspective on the complexities of the healthcare industry and on the priorities of and challenges facing both our Company and our major customers.

Unless otherwise instructed, the proxies will vote “FOR” each of these directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION

IN PROPOSALS 1 (A) THROUGH 1 (J)

2014 Proxy Statement	60

PROPOSAL 2:

APPROVE, IN A NON-BINDING ADVISORY VOTE, THE APPOINTMENT OF

THE INDEPENDENT AUDITORS AND AUTHORIZE, IN A BINDING VOTE,

THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Deloitte & Touche LLP served as our independent auditors for the fiscal year ended September 27, 2013. The Audit Committee has selected and appointed Deloitte & Touche to audit our financial statements for the fiscal year ending September 26, 2014. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to approve, in a non-binding advisory vote, the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending September 26, 2014 and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareholders for approval in a non-binding advisory vote because we value our shareholders’ views on the Company’s independent auditors. If the appointment of Deloitte & Touche is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board recommend that shareholders approve, in a non-binding advisory vote, the reappointment of Deloitte & Touche LLP as our independent auditors to audit our accounts for the fiscal year ending September 26, 2014 and authorize, in a binding vote, the Audit Committee of the Board to set the auditors’ remuneration. Authorization of the Audit Committee to set the independent auditors’ remuneration requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

We expect that one or more representatives of Deloitte & Touche LLP will be present at the Annual General Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 2

61	2014 Proxy Statement

PROPOSAL 3:

APPROVE, IN A NON-BINDING ADVISORY VOTE,

THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), the Compensation and Human Resources Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Company’s shares on a long-term basis. In fiscal 2013, despite the negative impact of foreign exchange, the Company delivered solid operating performance, with net sales increasing 4%. The Company also generated strong cash flow, returning over $2.1 billion dollars to shareholders in the form of dividends and share repurchases – the third year in a row we returned over 70% of free cash flow to shareholders.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2013. The Compensation and Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers in fiscal 2013 reflects and supports these compensation policies and procedures.

Shareholders will be asked at the 2014 Annual General Meeting to approve the following advisory resolution:

RESOLVED, that the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the 2013 Summary Compensation Table and related compensation tables and narrative disclosure included in this Proxy Statement is approved.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation and Human Resources Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 3

2014 Proxy Statement	62

PROPOSAL 4:

AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY

TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2013, we repurchased approximately 27 million of our ordinary shares in open-market purchases (effected as redemptions) as part of our share repurchase program.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 46,024,172 ordinary shares of US$0.20 each (which represents 10% of the Company’s outstanding ordinary shares as of our 2013 fiscal year end).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c)	This general authority will be effective from the date of passing of this resolution and will expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 4

63	2014 Proxy Statement

PROPOSAL 5:

DETERMINE THE PRICE RANGE AT WHICH

THE COMPANY CAN REISSUE SHARES THAT IT HOLDS AS TREASURY SHARES

Our historical open-market share repurchases (redemptions) and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program, our Employee Stock Purchase Program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 5 (which is proposed as a special resolution) is as follows:

RESOLVED, that the reissue price range at which any treasury shares held by the Company may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c)	for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance.

FURTHER RESOLVED, that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 5

2014 Proxy Statement	64

PROPOSAL 6:

RENEW DIRECTORS’ AUTHORITY TO ISSUE SHARES

The directors of an Irish public limited company must have specific authority to issue shares — even shares which are part of the company’s authorized but unissued share capital. Currently, the Company’s articles of association authorize the directors to issue new ordinary or preferred shares without shareholder approval up to a maximum of the company’s authorized but unissued share capital (as at                 , 2013, the authorized but unissued share capital was                  ordinary shares, US$0.20 per share, 40,000 ordinary shares, €1 per share and 125,000,000 preferred shares, US$0.20 per share). This authority has been in place since the Company’s redomiciliation to Ireland and reflects the authorizations in place prior to the redomiciliation. Under Irish law, this authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution. The current authority is due to expire on 13 May 2014.

It is now proposed to renew the Directors’ authority for a further five year period to expire on 19 March 2019. Please note, we are not asking you to approve an increase to our authorized share capital. You are only being asked to renew the directors’ existing authority to issue shares for an additional five years. Your approval of this Proposal 6 will provide directors with continued authority to issue shares up to the maximum of our existing authorized but unissued share capital, subject to the requirements of the New York Stock Exchange (“NYSE”) to obtain further shareholder approval of certain share issuances as noted below.

Our shares are listed solely on the NYSE. Accordingly, we follow customary U.S. capital markets practices, we adhere to U.S corporate governance standards, we are subject to the rules and regulations of the U.S. Securities and Exchange Commission and we operate under NYSE rules and listing standards — including rules which limit our ability to issue shares. For example, pursuant to the NYSE Listed Company Manual, except in certain limited circumstances, we must obtain shareholder approval before we can issue shares in any transaction or series of related transactions equal to or in excess of 20% of our outstanding shares or shares which would have voting power in excess of 20% of the voting power outstanding prior to issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

Renewal of the Directors’ existing authority to issue shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. The authority, if renewed, would apply to issues of shares, warrants and options. Renewal of this authority would not exempt the Company from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances. If the Directors’ existing authority to issue shares is not renewed, the Company will be unable to issue shares, other than to employees pursuant to employee share programs.

The text of the resolution in respect of Proposal 6, which is an ordinary resolution, is as follows:

RESOLVED, that, subject to applicable rules and listing standards of the New York Stock Exchange and to applicable rules and regulations of the U.S. Securities and Exchange Commission, the Directors be and are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities (within the meaning of section 20 of the Companies (Amendment) Act, 1983) up to an aggregate nominal amount equal to the authorised but unissued share capital of the Company as at the date of this resolution provided that this authority shall expire five years from the date of passing of this resolution and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 6

65	2014 Proxy Statement

PROPOSAL 7:

RENEW DIRECTORS’ AUTHORITY TO ISSUE SHARES FOR CASH

WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS

In general, unless otherwise authorized, before an Irish public limited company can issue shares for cash to any new shareholders, it must first offer the shares to existing shareholders of the company pro-rata to their existing shareholding. The Company’s Articles of Association currently authorize Directors to issue new shares for cash, up to a maximum of the Company’s authorized but unissued share capital, without first offering them to existing shareholders, thereby opting out of the statutory pre-emptive rights provision (the “opt-out authority”). (As at                 , 2013, the authorized but unissued share capital was                  ordinary shares, US$0.20 per share, 40,000 ordinary shares, €1 per share and 125,000,000 preferred shares, US$0.20 per share). The opt-out authority has been in place since the Company’s redomiciliation to Ireland and reflects the authorizations in place prior to the redomiciliation. Under Irish law, the opt-out authority can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the Company by a special resolution. A special resolution requires not less than 75% of the votes of the Company’s shareholders cast at a general meeting in order to be passed. The current opt-out authority is due to expire on 13 May 2014. It is now proposed to renew the opt-out authority for a further five year period to expire on 19 March 2019.

As noted in Proposal 6, our shares are listed solely on the NYSE. Accordingly, we follow customary U.S. capital markets practices, we adhere to U.S corporate governance standards, we are subject to the rules and regulations of the U.S. Securities and Exchange Commission and we operate under NYSE rules and listing standards. Renewal of the Directors’ existing opt-out authority is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. For example, we have been advised that less than 5% of companies listed on a U.S. national securities exchange provide for pre-emptive rights. Renewal of this authority would not exempt the Company from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances.

If the Directors’ existing opt-out authority is not renewed, shares issued for cash must be offered to existing shareholders of the Company pro-rata to their existing shareholding before the shares can be issued to any new shareholders. This requirement to offer shares to pre-existing holders of the Company does not apply where shares are issued for non-cash consideration and in respect of certain issues of preference shares or pursuant to employee share programs.

The approval of this Proposal 7 is conditional on the approval of Proposal 6 (granting the directors the general authority to issue shares) and Proposal 7 will not be passed unless Proposal 6 is also approved.

The text of the resolution in respect of Proposal 7, which is a special resolution, is as follows:

RESOLVED, as a special resolution, subject to the approval of Resolution 6 in the notice of this meeting as well as to applicable rules and listing standards of the New York Stock Exchange and to applicable rules and regulations of the U.S. Securities and Exchange Commission, that pursuant to Section 23 and Section 24(1) of the Companies (Amendment) Act, 1983, the Directors are hereby empowered to allot equity securities (within the meaning of Section 23 of that Act) for cash pursuant to the authority to allot relevant securities conferred on the Directors by Resolution 6 in the notice of this meeting up to an aggregate nominal amount equal to the authorised but unissued share capital of the Company as at the date of this resolution as if the said Section 23(1) did not apply to any such allotment, provided that the power conferred by this resolution shall expire five years from the date of passing of this resolution and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 7

2014 Proxy Statement	66

OTHER MATTERS

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 27, 2013, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, the Company’s Annual Report and other proxy materials at www.proxyvote.com and in the Investor Relations section of our website at www.covidien.com.

Registered and Principal Executive Offices

The registered and principal executive offices of Covidien are located at 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. The telephone number there is +353 1 438-1700.

Shareholder Proposals for the 2015 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the Proxy Statement for next year’s Annual General Meeting must be received by us no later than September 26, 2014. Such proposals should be sent to our Secretary at Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

A shareholder may otherwise propose business for consideration at our Annual General Meeting or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Irish law and other legal requirements, without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. To do so for next year’s Annual General Meeting, a shareholder must deliver written notice of the proposal to the Company’s Secretary at our registered office on or before September 26, 2014 and otherwise comply with the requirements of our Articles of Association.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended September 27, 2013, as filed with the SEC (without exhibits), are available to shareholders free of charge on our website at www.covidien.com or by writing to our Secretary at Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland.

Delivery of Documents to Shareholders Sharing an Address

If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended September 27, 2013, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of such documents to any shareholder who contacts the Company at +353 1 438-1700 or sends a written request to Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary.

67	2014 Proxy Statement

General

Your proxy is solicited on behalf of our Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, the Chief Financial Officer and the General Counsel will be voted at the Annual General Meeting (or an adjournment or postponement thereof), FOR Proposals 1 – 7. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, Chief Financial Officer or General Counsel will vote the ordinary shares represented by such proxies in accordance with his discretion.

2014 Proxy Statement	68

Annual General Meeting of Shareholders Wednesday, March 19, 2014, 10:30 a.m., local time The Conrad Dublin Hotel Earlsfort Terrace Dublin 2, Ireland

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

Notice and Proxy Statement, including resolutions; Annual Report, including Form 10-K; and Irish Statutory Accounts, including related reports, are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MARCH 19, 2014

The undersigned hereby appoint(s) José E. Almeida, Charles J. Dockendorff and John H. Masterson, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the Ordinary Shares of Covidien plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:30 a.m., local time on Wednesday, March 19, 2014 at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

c/o Covidien plc Company Secretary 20 on Hatch Lower Hatch Street Dublin 2, Ireland

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. U.S. Eastern Time on March 18, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. U.S. Eastern Time on March 18, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Covidien plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you transmit your voting instructions by the Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVIDIEN PLC
The Board of Directors recommends a vote FOR the nominees listed under Item 1.

Item 1 - Election of Directors
	For	Against	Abstain
NOMINEES:
1(a) José E. Almeida	☐	☐	☐
1(b) Joy A. Amundson	☐	☐	☐
1(c) Craig Arnold	☐	☐	☐
1(d) Robert H. Brust	☐	☐	☐
1(e) Christopher J. Coughlin	☐	☐	☐
1(f) Randall J. Hogan, III	☐	☐	☐
1(g) Martin D. Madaus	☐	☐	☐
1(h) Dennis H. Reilley	☐	☐	☐
1(i) Stephen H. Rusckowski	☐	☐	☐
1(j) Joseph A. Zaccagnino	☐	☐	☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

The Board of Directors recommends a vote FOR Items 2, 3, 4, 5, 6 and 7.			For	Against	Abstain

Item 2 -	Approve, in a non-binding advisory vote, the appointment of the Independent Auditors and authorize, in a binding vote, the Audit Committee to set the auditors’ remuneration.		☐	☐	☐

Item 3 -	Approve, in a non-binding advisory vote, the compensation of named executive officers.		☐	☐	☐

Item 4 -	Authorize the Company and/or any subsidiary to make market purchases of Company shares.		☐	☐	☐

Item 5 -	Determine the price range at which the Company can reissue shares it holds as treasury shares. (Special Resolution)		☐	☐	☐

Item 6 -	Renew the Directors’ authority to issue shares.		☐	☐	☐

Item 7 -	Renew the Directors’ authority to issue shares without first offering them to existing shareholders. (Special Resolution)		☐	☐	☐

	Yes	No
Please indicate if you plan to attend the meeting.	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date